As filed with the Securities and Exchange Commission on September 4, 2007

UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

GLOBAL PAYMENTS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

GLOBAL PAYMENTS INC.

10 GLENLAKE PARKWAY, NORTH TOWER

ATLANTA, GEORGIA 30328

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

The 2007 annual meeting of shareholders (the “Annual Meeting”) of Global Payments Inc. (the “Company”) will be held at our offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia, 30328-3473 on September 26, 2007, at 11:00 a.m., Atlanta time, for the following purposes:

1.	To elect three Class I directors to serve until the annual meeting of shareholders in 2010, or until their successors are duly elected and qualified or until their earlier resignation, retirement, disqualification, removal from office or death, and

2.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on August 10, 2007 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. You may vote your shares by completing and returning the enclosed proxy card, or you may vote via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth in the enclosed proxy statement and proxy card.

YOUR VOTE IS IMPORTANT

Submitting your proxy does not affect your right to vote in person if you attend the Annual Meeting. Instead, it benefits us by reducing the expenses of additional proxy solicitation. Therefore, you are urged to submit your proxy as soon as possible, regardless of whether or not you expect to attend the Annual Meeting. You may revoke your proxy at any time before its exercise by (i) delivering written notice of revocation to our Corporate Secretary, Suellyn P. Tornay, at the above address, (ii) submitting to us a duly executed proxy card bearing a later date, (iii) voting via the Internet or by telephone at a later date, or (iv) appearing at the Annual Meeting and voting in person; provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Corporate Secretary at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 1:00 a.m., Central Time, on September 26, 2007.

When you submit your proxy, you authorize Paul R. Garcia or Suellyn P. Tornay or either one of them, each with full power of substitution, to vote your shares at the Annual Meeting in accordance with your instructions or, if no instructions are given, for the election of the Class I nominees. The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the Annual Meeting, for the election of one or more persons to the Board of Directors if any of the nominees becomes unable to serve or for good cause will not serve, on matters which the Board does not know a reasonable time before making the proxy solicitations will be presented at the Annual Meeting, or any other matters which may properly come before the Annual Meeting and any postponements or adjournments thereto.

By Order of the Board of Directors,

SUELLYN P. TORNAY,
Executive Vice President,
General Counsel and Corporate Secretary

Dated: September 4, 2007

September 4, 2007

GLOBAL PAYMENTS INC.

10 GLENLAKE PARKWAY, NORTH TOWER

ATLANTA, GEORGIA 30328

PROXY STATEMENT

A.	Introduction

This Proxy Statement is being furnished to solicit proxies on behalf of the Board of Directors of Global Payments Inc. (the “Company” or “we”) for use at the 2007 annual meeting of shareholders (the “Annual Meeting”), and at any adjournments or postponements thereof. The Annual Meeting will be held at our offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia, 30328-3473 on September 26, 2007, at 11:00 a.m., Atlanta time, for the following purposes:

1.	To elect three Class I directors to serve until the annual meeting of shareholders in 2010, or until their successors are duly elected and qualified or until their earlier resignation, retirement, disqualification, removal from office or death, and

2.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about September 4, 2007.

B.	Quorum and Voting

(1) Voting Shares. Pursuant to our Amended and Restated Articles of Incorporation, only the Company’s common shares, no par value (the “Common Stock”), may be voted at the Annual Meeting.

(2) Record Date. Only those holders of Common Stock of record at the close of business on August 10, 2007, are entitled to receive notice and to vote at the Annual Meeting or any adjournment or postponement thereof. On that date, there were 81,062,112 shares of Common Stock issued and outstanding, held by approximately 2,505 shareholders of record. These holders are entitled to one vote per share.

(3) Quorum. In order for any business to be conducted, the holders of a majority of the shares entitled to vote at the Annual Meeting must be present (a “Quorum”), either in person or represented by proxy. Abstentions and votes withheld, and shares represented by proxies reflecting abstentions or votes withheld, will be treated as present for purposes of determining the existence of a Quorum at the Annual Meeting. They will not be considered as votes “for” or “against” any matter for which the respective shareholders have indicated their intention to abstain or withhold their votes. Broker or nominee non-votes, which occur when shares held in “street name” by brokers or nominees who indicate that they do not have discretionary authority to vote on a particular matter, will not be considered as votes “for” or “against” that particular matter. Broker and nominee non-votes will be treated as present for purposes of determining the existence of a Quorum and may be entitled to vote on other matters at the Annual Meeting.

(4) Voting Options. The sole proposal, which is the election of three directors in Class I, will require the vote of the holders of a plurality of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a Quorum is present. Shareholders may (i) vote “for” each nominee, or (ii) “withhold authority” to vote for any nominee, or (iii) “withhold authority” to vote for all nominees. If a Quorum is present, a vote to “withhold authority” and a broker non-vote will have no effect on the outcome of the election of directors. The three nominees receiving the most votes will be elected to serve as the Class I Directors for a three-year term.

(5) Internet and Telephone Voting. Shareholders of record can simplify their voting and reduce our costs by voting their shares via the Internet or by telephone. Shareholders may submit their proxy voting instructions via the Internet by accessing the website identified on the enclosed proxy card and following instructions on the website. Shareholders who choose to submit their proxy voting instructions by telephone should call the phone number identified on the enclosed proxy card and follow the prompts. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of Internet and telephone voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive. If you do not choose to vote via the Internet or by telephone, please date, sign, and return the proxy card.

(6) Default Voting. When a proxy is timely executed and not revoked, the shares represented by the proxy will be voted in accordance with the instructions indicated in the proxy. IF NO INSTRUCTIONS ARE INDICATED, HOWEVER, PROXIES WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN THE PROPOSAL.

The Board of Directors is not presently aware of any business to be presented for a vote at the Annual Meeting other than the proposal noted above. If any other matter properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is made, in their own discretion.

(7) Revocation of a Proxy. A shareholder’s submission of a proxy via the Internet, by telephone, or by mail does not affect the shareholder’s right to attend in person. A shareholder who has given a proxy may revoke it at any time prior to its being voted at the Annual Meeting by (i) delivering written notice of revocation to our Corporate Secretary, Suellyn P. Tornay, at our address listed on the first page of this proxy statement, (ii) properly submitting to us a duly executed proxy card bearing a later date, (iii) voting via the Internet or by telephone at a later date, or (iv) appearing at the Annual Meeting and voting in person; provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Corporate Secretary at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 1:00 a.m. Central Time on September 26, 2007.

(8) Adjourned Meeting. If a Quorum is not present, the Annual Meeting may be adjourned by the holders of a majority of the shares of Common Stock represented at the Annual Meeting. The Annual Meeting may be rescheduled at the time of the adjournment with no further notice of the reconvened meeting if the date, time and place of the reconvened meeting are announced at the adjourned meeting before its adjournment; provided, however, that if a new record date is or must be fixed, notice of the reconvened meeting must be given to the shareholders of record as of the new record date. An adjournment will have no effect on the business to be conducted at the meeting.

ELECTION OF DIRECTORS; NOMINEES

Our Bylaws provide that the number of directors constituting the Board of Directors shall be not less than two nor more than twelve, as determined from time to time by resolution of the shareholders or of the Board of Directors. Our Board of Directors has adopted a resolution that the Board should have nine members. The Board of Directors currently consists of nine members, who are divided into three classes, with the term of office of each class ending in successive years. Each class of directors serves staggered three-year terms.

Three directors, Edwin H. Burba, Raymond L. Killian, and Ruth Ann Marshall have been nominated for election at the Annual Meeting. Edwin H. Burba and Raymond L. Killian are members of Class I, and each of their terms expires at the Annual Meeting. Ruth Ann Marshall was elected in 2006 in Class III for a three-year term. At the time of her election, there were ten members on the Board, three members in each of Class I and Class II and four members in Class III. Mr. Betty, a member of Class I, died in January of 2007. As a result, Class I had only two remaining members, Class II had three members, and Class III had four members. Consequently, Ms. Marshall has been nominated for election again this year in Class I in order to ensure that the three classes are of equal size. The Class I Directors will be elected to hold office until the 2010 annual meeting of shareholders, or until their respective successors have been duly elected and qualified, or until their respective earlier resignation, retirement, disqualification, removal from office or death. In the event that any of the nominees is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for such other person(s) as they may select.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR.

The affirmative vote of the holders of a plurality of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a quorum is present is required for the election of each of the nominees. If a choice is specified on the proxy card by a shareholder, the shares will be voted as specified. If no specification is made, the shares will be voted “FOR” each of the three nominees.

A.	Certain Information Concerning the Nominees and Directors

The following table sets forth the names of the nominees and the directors continuing in office, their ages, the month and year in which they first became directors of the Company, their positions with the Company, their principal occupations and employers for at least the past five years, any other directorships held by them in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940, as well as additional information. There is no family relationship between any of our executive officers or directors. There are no arrangements or understandings between any of our directors and any other person pursuant to which any of them was elected as a director, other than arrangements or understandings with the directors solely in their capacities as such. For information concerning membership on committees of the Board of Directors, see “Other Information about the Board and its Committees” below.

NOMINEES FOR DIRECTOR

Class I

Term Expiring Annual Meeting 2007

Name and Age	Month and Year First Became Director, Positions with the Company, Principal Occupations During at Least the Past Five Years, and Other Directorships
Edwin H. Burba, Jr. (70)

Director of the Company (since February 2001)

National Security Leadership and Business Consultant (since 1993); Commander in Chief, Forces Command, United States Army (1989-1993); Commanding General, Combined Field Army of the Republic of Korea and United States (1988-1989).

Raymond L. Killian (70)

Director of the Company (since September 2003)

Chairman Emeritus, Investment Technology Group, Inc. (since March 2007) (1); Chairman, Investment Technology Group, Inc. (1997-2007); President and Chief Executive Officer, Investment Technology Group, Inc. (1995-2002 and 2004-2007); Executive Vice President, Jefferies Group, Inc. (1985-1995); Vice President, Institutional Sales, Goldman Sachs & Co. (1982-1985); Director, Voice Automation, Inc. and Partner, High Street Equity Advisors.

Ruth Ann Marshall (53)

Director of the Company (since September 2006)

President, Americas for MasterCard International (2000-2006) (2); Senior Executive Vice President, Concord, EFS (1995-1999); Director, American Standard Companies, Inc., Pella Corporation, and ConAgra, Inc.

(1)	Specialized agency brokerage and technology firm.
(2)	A global payment solutions company.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Class II

Term Expiring Annual Meeting 2008

Name and Age	Month and Year First Became Director, Positions with the Company, Principal Occupations During at Least the Past Five Years, and Other Directorships
Paul R. Garcia (55)	Chairman of the Board of the Company (since October 2002); Director, President and Chief Executive Officer of the Company (since February 2001); Chief Executive Officer of NDC eCommerce, a division of National Data Corporation (July 1999—January 2001); President and Chief Executive Officer of Productivity Point International (March 1997—September 1998); Group President of First Data Card Services (1995—1997); Chief Executive Officer of National Bancard Corporation (NaBANCO) (1989—1995).

Gerald J. Wilkins (49)

Director of the Company (since November 2002)

Chief Financial Officer, Habitat for Humanity International (since August 2007) (1); President, WJG Consulting, Inc. (2003-2007) (2); Executive Vice President and Chief Financial Officer of AFC Enterprises, Inc. (2000-2003) (3); Chief Financial Officer of AFC Enterprises, Inc. (1995-2000); Vice President, International Business Planning, KFC International (1993-1995).

Michael W. Trapp (67)

Director of the Company (since July 2003)

President, Sands Partners, Inc. (since 2000) (4); Managing Partner, Southeast area, Ernst & Young LLP (1993-2000); Director, The Ann Taylor Stores Corporation.

(1)	Nonprofit housing ministry.
(2)	Independent consulting firm.
(3)	Franchisor and operator of quick-service restaurants.
(4)	Investment business.

Class III

Term Expiring Annual Meeting 2009

Name and Age	Month and Year First Became Director, Positions with the Company, Principal Occupations During at Least the Past Five Years, and Other Directorships
Alex W. Hart (67)

Director of the Company (since February 2001)

Business Consultant (since October 1997); Chief Executive Officer of Advanta Corporation (1995-1997); Executive Vice Chairman of Advanta Corporation (1994); President and Chief Executive Officer of MasterCard International (1988-1994); Director, Fair Isaac Corporation and VeriFone, Inc.; Chairman of the Board and Director, Silicon Valley Bancshares.

William I Jacobs (65)

Director of the Company (since February 2001)

Business Advisor (since August 2002); Managing Director and Chief Financial Officer of The New Power Company (2000-2002) (1); Senior Executive Vice President, Strategic Ventures for MasterCard International (1999-2000); Executive Vice President, Global Resources for MasterCard International (1995-1999); Executive Vice President, Chief Operating Officer, Financial Security Assurance, Inc. (1984-1994); Director, Alpharma Inc., Investment Technology Group, Inc., and Asset Acceptance Capital Corp.

Alan M. Silberstein (59)

Director of the Company (since September 2003)

President, Allston Associates LLP (previously Silco Associates Inc.) (since October 2004) (2); President and Chief Operating Officer, Debt Resolve, Inc. (2003-2004) (3); President and Chief Executive Officer, Western Union (2000-2001); Chairman and Chief Executive Officer, Claim Services, Travelers Property Casualty Insurance (1996-1997); Executive Vice President, Retail Banking, Midlantic Corporation (1992-1995); Director, Debt Resolve, Inc. and Capital Access Network, Inc.

(1)	National residential and small business energy provider.
(2)	Management services firm.
(3)	Provider of online collections services.

B.	Other Information about the Board and its Committees

(1) Meetings. During the fiscal year ended May 31, 2007 (the 2007 fiscal year), our Board of Directors held six meetings. All directors attended 75% or more of the combined total of the Board of Directors meetings and meetings of the committees on which they served during the period for which the respective director served on the Board of Directors or the applicable committee.

(2) Fiscal Year 2007 Director Compensation. The following table reflects the compensation payable to the outside directors of the Company. Since we do not offer any non-equity incentive plan compensation or any pension benefits to our directors, and there was no other compensation to be disclosed, columns (e), (f), and (g) have been eliminated.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total
(a)	(b)	(c)	(d)	(h)
Charles G. Betty	$37,000	$25,000	$135,193	$197,193
Edwin H. Burba	$46,000	$25,000	$55,083	$126,083
Paul R. Garcia (3)	—	—	—	—
Alex W. Hart	$49,000	$25,000	$54,404	$128,404
William I Jacobs	$75,000	$50,000	$55,083	$180,083
Raymond L. Killian	$41,000	$25,000	$48,715	$114,715
Ruth Ann Marshall	$38,000	$25,000	$10,095	$73,095
Alan M. Silberstein	$43,500	$25,000	$48,715	$117,215
Michael W. Trapp	$60,500	$25,000	$49,164	$134,664
Gerald J. Wilkins	$43,500	$25,000	$50,005	$118,505

(1)	The amount shown in this column is the number of shares received multiplied by the value of the stock on the date of the grant. Additional details are set forth in the section entitled “Compensation Policy” below.
(2)	The amounts shown in this column reflect stock option awards granted in fiscal year 2007 and in prior years. The amounts are valued based on the amounts recognized for financial statement reporting purposes for option awards during fiscal year 2007 related to service-based vesting conditions pursuant to FAS 123R, except that, in accordance with rules of the SEC, any estimate for forfeitures is excluded from, and does not reduce, such amounts. See Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2007 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FAS 123R. Additional details regarding the grant are set forth in the section entitled “Amended and Restated 2000 Non-Employee Director Stock Option Plan.”
(3)	Mr. Garcia is a member of the Board of Directors and is also an employee of the Company and does not receive any additional compensation for his role as a director.

(3) Compensation Policy. We have a policy regarding the compensation of directors, which provides that a non-employee director who serves as the lead director is compensated at a rate of $60,000 per year in cash and receives shares of the Company’s stock worth $50,000. A non-employee director who serves as the chairperson of the audit committee receives $40,000 in cash and stock worth $25,000. A non-employee director who serves as a chairperson of any other committee receives $35,000 in cash and stock worth $25,000. Each other non-employee director receives an annual retainer of $30,000 in cash and shares of stock worth $25,000. All Company stock issued pursuant to the director compensation policy is valued at the then-prevailing market price and is issued under our Amended and Restated 2005 Incentive Plan. Pursuant to the foregoing policy, Mr. Jacobs received 1,284 shares of stock, and each of the other non-employee directors received 640 shares of stock. Such stock is issued and cash is paid on the business day following each annual meeting of shareholders. By paying part of the annual consideration in stock, we believe that this encourages ownership of our stock by our directors.

In addition, all non-employee directors received $1,500 per Board meeting attended, except for the lead director who received $2,500 per Board meeting. Non-employee directors who served on a committee received $1,500 per committee meeting, while the chairperson of such committee received $2,500 per committee meeting. Telephonic meetings and telephonic participation are compensated at $1,000 per meeting. We do not compensate a director who is also an employee of the Company for his or her services as a director. Directors were also compensated for their out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. One of the Board meetings was held in the Company’s Toronto office. The spouses of the Board members were invited to attend, and we paid or reimbursed the directors for the applicable out-of-pocket expenses incurred.

(4) Amended and Restated 2000 Non-Employee Director Stock Option Plan. We maintain the Amended and Restated 2000 Non-Employee Director Stock Option Plan (the “2000 Director Plan”), which provides for the grant to each of our non-employee directors of an option to purchase shares of Common Stock having a valuation according to the Black-Scholes option pricing model of $60,000. The purpose of the 2000 Director Plan is to advance the interests of the Company by encouraging ownership of our Common Stock by non-employee directors, thereby giving such directors an increased incentive to devote their efforts to our success. The options are granted to non-employee directors upon election or appointment to the Board and on the business day following each annual meeting of shareholders. Option grants under the 2000 Director Plan are pro-rated for partial years of service. All options granted in fiscal year 2007 under the 2000 Director Plan will become exercisable as to 25% of the shares after the first year, 25% after the second year, 25% after the third year, and 25% after the fourth year of service from the grant date, except that such options will become fully exercisable upon the death, disability or retirement of the grantee, or upon the grantee’s failure to be re-nominated or re-elected as a director. Upon a grantee’s termination as a director for any reason, the options held by such person under the 2000 Director Plan will remain exercisable for five years or until the earlier expiration of the option. The exercise price for each option granted under the 2000 Director Plan will be the fair market value of the shares of Common Stock subject to the option on the date of the grant. Each option granted under the 2000 Director Plan will, to the extent not previously exercised, terminate and expire on the date which is 10 years after the grant date of the option unless the 2000 Director Plan provides for earlier termination. During the fiscal year ended May 31, 2007, the nine non-employee directors received a stock option grant for the purchase of 4,370 shares of the Company’s Common Stock at an exercise price of $38.94 per share.

(5) Outstanding Options for Directors. The following table reflects the outstanding options (vested and unvested) for each non-employee director as of May 31, 2007. The value is calculated by multiplying the number of options outstanding by the difference between the value of our stock on May 31, 2007, which was $40.04, and the exercise price of the option.

Non-employee Directors	Options Outstanding as of May 31, 2007 (includes vested and unvested)	Value as of May 31, 2007 (includes vested and unvested)
Edwin H. Burba	49,660	$1,041,119
Alex W. Hart	33,920	$592,099
William I Jacobs	49,660	$1,041,119
Raymond L. Killian	20,538	$250,086
Ruth Ann Marshall	4,370	$4,807
Alan M. Silberstein	20,538	$250,086
Michael W. Trapp	21,764	$278,352
Gerald J. Wilkins	22,662	$303,887

(6) Lead Director. The lead director’s duties generally include serving as the chairperson for all executive sessions of the non-management directors and communicating to the Chief Executive Officer the results of non-management executive Board sessions. Mr. Jacobs serves as our lead director. Any interested party may contact the lead director by directing such communications to him at our address (10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473). Any such correspondence received by us will be forwarded to Mr. Jacobs.

(7) Director Independence. Each year the Board of Directors undertakes a review of director independence based on the standards for director independence included in the New York Stock Exchange corporate governance rules. The Board considers whether or not there existed any relationships and transactions during the past three years between each director or any member of his or her immediate family, on the one hand, and the Company and its subsidiaries and affiliates, on the other hand. The purpose of the review was to determine whether or not any such relationships and transactions existed and, if so, whether any such relationships or transactions were inconsistent with a determination that the director is independent. In fiscal year 2007, there were no such relationships or transactions between the non-employee directors and the Company to review and, as a result, the Board of Directors has determined that all of the directors, except Mr. Garcia (who serves as the Company’s President and Chief Executive Officer), are independent of the Company and its management. Mr. Betty, who served on the Board until his death in January 2007, was also an independent director.

(8) Committees. Our Board of Directors has a separately-designated Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board of Directors has determined that all members of the three committees satisfy the independence requirements of the SEC and the New York Stock Exchange. Each of the committee charters and our corporate governance guidelines are available on our website (www.globalpaymentsinc.com), and will be provided free of charge, upon written request of any shareholder addressed to Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473, Attention: Investor Relations. Certain information regarding the functions of the Board’s committees and their present membership is provided below.

(9) Audit Committee. As of the end of fiscal year 2007, the members of the Audit Committee were Mr. Trapp (Chairperson), Mr. Wilkins, and Mr. Silberstein. Mr. Betty served on such committee until his death in January of 2007. The Audit Committee operates under a written charter adopted by the Board of Directors which is available on our website (www.globalpaymentsinc.com). The Audit Committee annually reviews a report by the independent auditors describing the firm’s internal quality control procedures; reviews the scope, plan and results of the annual audit of the financial statements by our independent auditors; reviews the scope, plan and results of the internal audit program; reviews the nature and extent of non-audit professional services performed by the independent auditors; and annually recommends to the Board of Directors the firm of independent public accountants to be selected as our independent auditors for the next fiscal year. During fiscal year 2007, the Audit Committee held four meetings, each of which was separate from regular Board meetings.

(10) Audit Committee Financial Expert. The Board of Directors has determined that the chairman of the Audit Committee, Mr. Trapp, is an audit committee financial expert and is independent as independence for audit committee members is defined under the rules established by the SEC and the New York Stock Exchange.

(11) Compensation Committee. As of the end of fiscal year 2007, the members of the Compensation Committee were General Burba (Chairperson), Mr. Hart, Mr. Jacobs, and Mr. Killian. The Committee operates under a written charter which is available on our website (www.globalpaymentsinc.com). This committee reviews levels of compensation, benefits, and performance criteria for our executive officers and administers the Amended and Restated 2000 Long Term Incentive Plan, the 2000 Employee Stock Purchase Plan, the 2000 Director Plan, and the Amended and Restated 2005 Incentive Plan. The Compensation Committee charter allows the Committee to delegate certain matters within its authority to individuals, and the Committee may form and delegate authority to subcommittees as appropriate. In addition, the Committee has the authority under its charter to retain outside advisors to assist the Committee in the performance of its duties, and for fiscal year 2007 the Committee retained the services of Hewitt Associates, an independent compensation consulting firm. The Compensation Discussion and Analysis section of this proxy describes our processes and procedures for the consideration and determination of executive compensation, including the role of the executive officers in determining compensation, and describes the role of Hewitt in more detail.

During fiscal year 2007, the Compensation Committee also hired Hewitt to assist with a review of the director compensation for fiscal year 2008. The Compensation Committee, with Hewitt’s assistance, made recommendations to the full Board, which was approved and will take effect on September 27, 2007 and will remain in effect for three years. The executives have no role in determining Board compensation. During fiscal year 2007, the Compensation Committee held one meeting, which was separate from a regular Board meeting.

(12) Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee has ever served as an officer or an employee of the Company or any of its subsidiaries.

(13) Governance and Nominating Committee. As of the end of fiscal year 2007, the members of the Governance and Nominating Committee were Mr. Hart (Chairperson), General Burba, Mr. Jacobs, and Ms. Marshall. Mr. Betty served on such committee until his death in January of 2007. The Committee operates under a formal charter which is available on our website (www.globalpaymentsinc.com). This committee is responsible for developing and recommending to the Board of Directors a set of corporate governance principles applicable to us, determining the structure of the Board and its committees, and for identifying, nominating, proposing, and qualifying nominees for open seats on the Board of Directors, based primarily on the following criteria:

•	Experience as a member of senior management or director of a significant business corporation, educational institution, or not-for-profit organization;

•	Particular skills or experience that enhances the overall composition of the Board of Directors;

•	Serves on no more than five other publicly-held corporation boards of directors; and

•	Serves on no more than three other audit committees of boards of directors of publicly-held corporations.

In evaluating nominees, the Committee will also take into account the consideration that members of the Board of Directors should collectively possess a broad range of skills, expertise, industry knowledge and other knowledge, business experience and other experience useful to the effective oversight of our business.

The Governance and Nominating Committee does not consider or accept nominees to the Board of Directors nominated by shareholders. The Governance and Nominating Committee considers candidates for director who are recommended by other members of the Board of Directors and by management, as well as those identified by any outside consultants retained by the committee to assist in identifying possible candidates.

Members of the Governance and Nominating Committee must discuss and evaluate possible candidates prior to recommending them to the Board. This committee had one formal meeting during fiscal year 2007, and such meeting was separate from a regular Board meeting.

(14) Communications from Security Holders. Any security holder may contact any member of the Board of Directors by directing such communication to such Board member at our address (10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473). Any such correspondence received by us shall be forwarded to the applicable Board member.

(15) Attendance at Annual Meeting. All directors are expected to attend our annual meeting of shareholders. On the date of the fiscal year 2006 annual shareholder meeting, there were ten members on our Board of Directors, and all ten members were present at the meeting.

CERTAIN INFORMATION CONCERNING THE EXECUTIVE OFFICERS

The following table sets forth the names of our executive officers, their ages, their positions with the Company, and their principal occupations and employers for at least the past five years. There are no arrangements or understandings between any of our executive officers and any other person pursuant to which any of them was elected an officer, other than arrangements or understandings with our officers acting solely in their capacities as such. Our executive officers serve at the pleasure of our Board of Directors.

Name	Age	Current Position(s)	Position with Global Payments and Other Principal Business Affiliations
Paul R. Garcia	55	Chairman of the Board of Directors, President and Chief Executive Officer	Chairman of the Board of Directors of the Company (since October 2002); President and Chief Executive Officer of the Company (since September 2000); Chief Executive Officer of NDC eCommerce (July 1999–January 2001); President and Chief Executive Officer of Productivity Point International (March 1997–September 1998); Group President of First Data Card Services (1995–1997); Chief Executive Officer of National Bancard Corporation (NaBANCO) (1989–1995).

James G. Kelly	45	Senior Executive Vice President and Chief Operating Officer	Senior Executive Vice President (since April 2004) and Chief Operating Officer (since October 2005) of the Company; Chief Financial Officer of the Company (February 2001-October 2005), Chief Financial Officer of NDC eCommerce (April 2000–January 2001); Managing Director, Alvarez & Marsal (March 1996–April 2000); Director, Alvarez & Marsal (1992–1996) and Associate, Alvarez & Marsal (1990–1992); and Manager, Ernst & Young’s mergers and acquisitions/audit groups (1989–1990).

Joseph C. Hyde	33	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer (since October 2005) of the Company; Senior Vice President of Finance of the Company (December 2001–October 2005); Vice President of Finance of the Company (February 2001–December 2001); Vice President of Finance of NDC eCommerce (June 2000–January 2001).

Martin A. Picciano	41	Senior Vice President and Chief Accounting Officer	Senior Vice President of Accounting (since June 2004) and Chief Accounting Officer (since October 2005) of the Company; Vice President and Controller of the Company (February 2001–May 2004); Assistant Controller of National Data Corporation (September 1996–January 2001).

Name	Age	Current Position(s)	Position with Global Payments and Other Principal Business Affiliations
Suellyn P. Tornay	46	Executive Vice President and General Counsel	Executive Vice President (since June 2004) and General Counsel for the Company (since February 2001); Interim General Counsel for NDCHealth (1999–2001); Group General Counsel, eCommerce Division of NDCHealth (1996–1999); Senior Attorney, eCommerce Division of NDCHealth (1987–1995); Associate at Powell, Goldstein, Frazer, & Murphy (1985–1987).

Carl J. Williams	55	President–World-Wide Payment Processing	President–World-Wide Payment Processing of the Company (since March 2004); President and CEO of Baikal Group, LLC (March 2002–February 2004) (1); President of Spherion Assessment Group, a business unit of Spherion Inc. (NYSE: SFN) (May 1996–February 2002); Chairman and CEO of HR Easy, Inc., (acquired by Spherion Inc.) (1996–1998); Executive Vice President—National Processing Corporation, President of the Merchant Services Division (NYSE:NAP) (1992–1996); President & CEO of JBS, Inc. (1981–1992) (acquired by National Processing Corporation).

Raul Limon Cortes	49	President—DolEx Dollar Express	President and CEO—DolEx Dollar Express (since 1996) (2); President and COO—IXE Brokerage Firm (1995–1996); Executive Vice President—IXE Financial Group (1993–1995); President & CEO—Consultoria Internacional Casa de Cambio (1991–1993); President & CEO—Consultoria Intra (1989–1991) Executive Vice President—Operadora de Bolsa, S.A. de C.V.(1989); President—Consultoria Internacional Casa de Cambio (1983–1989); Vice President of International Treasury—Banca Serfin, S.N.C (1981–1983).

Morgan M. Schuessler	37	Executive Vice President, Human Resources and Corporate Communications	Executive Vice President, Human Resources and Corporate Communications of the Company (since June 2007); Senior Vice President, Human Resources and Corporate Communications of the Company (June 2006–June 2007); Senior Vice President, Marketing and Corporate Communications of the Company (October 2005–June 2006); Vice President, Marketing of the Company (February 2005–October 2005); Vice President, Global Purchasing Solutions of American Express Company (February 2002–February 2005). (3)

(1)	Management consulting services.
(2)	Consumer money transfer company and subsidiary of the Company.
(3)	A global payments network and travel company.

COMMON STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth information as of August 10, 2007, with respect to the beneficial ownership of the Company’s Common Stock by the nominees to the Board, by the directors of the Company, by each of the persons named in the Summary Compensation Table, and by the 16 persons, as a group, who were directors and/or executive officers of the Company on August 10, 2007.

Except as explained in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Paul R. Garcia	1,110,361	(2)	1.3%
Edwin H. Burba, Jr.	41,288	(3)	*
Alex W. Hart	33,422	(4)	*
William I. Jacobs	64,150	(5)	*
Raymond L. Killian, Jr.	15,504	(6)	*
Ruth Ann Marshall	1,733	(7)	*
Alan M. Silberstein	15,504	(6)	*
Michael W. Trapp	16,600	(8)	*
Gerald J. Wilkins	14,474	(6)	*
Joseph C. Hyde	80,054	(9)	*
James G. Kelly	474,350	(10)	*
Carl J. Williams	84,147	(11)	*
Suellyn P. Tornay	98,777	(12)	*
Kevin J. Schultz	0		*
All Directors and Executive Officers as a group	2,554,779	(13)	3.15%

*	Less than one percent.
(1)	The percentage calculations are based on 81,062,112 shares of Common Stock outstanding on August 10, 2007.
(2)	This amount includes 24,574 shares of restricted stock over which Mr. Garcia currently has sole voting power and includes options to purchase 833,116 shares which are currently exercisable or will become exercisable within 60 days.
(3)	This amount includes options to purchase 38,522 shares which are currently exercisable or will become exercisable within 60 days.
(4)	This amount includes options to purchase 22,782 shares which are currently exercisable or will become exercisable within 60 days.
(5)	This amount includes options to purchase 38,522 shares which are currently exercisable or will become exercisable within 60 days. This amount also includes 21,646 shares held by a grantor retained annuity trust of which Mr. Jacobs is the trustee and has the sole right to receive annuity payments.
(6)	This amount includes options to purchase 12,028 shares which are currently exercisable or will become exercisable within 60 days.
(7)	This amount includes options to purchase 1,093 shares which are currently exercisable or will become exercisable within 60 days.
(8)	This amount includes options to purchase 12,886 shares which are currently exercisable or will become exercisable within 60 days.
(9)	This amount includes 4,915 shares of restricted stock over which Mr. Hyde has sole voting power and options to purchase 58,250 shares which are currently exercisable or will become exercisable within 60 days.
(10)	This amount includes 8,191 shares of restricted stock over which Mr. Kelly currently has sole voting power and options to purchase 349,892 shares which are currently exercisable or will become exercisable within 60 days.

(11)	This amount includes 19,886 shares of restricted stock over which Mr. Williams currently has sole voting power and options to purchase 53,750 shares which are currently exercisable or will become exercisable within 60 days.
(12)	This amount includes 3,277 shares of restricted stock over which Ms. Tornay currently has sole voting power and options to purchase 80,002 shares which are currently exercisable or will become exercisable within 60 days.
(13)	This amount includes 1,690,122 options which are currently exercisable or will become exercisable within 60 days.

COMMON STOCK OWNERSHIP BY CERTAIN OTHER PERSONS

The following table sets forth information as of the date indicated with respect to the only persons who are known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class on Filing Date of 13G
T. Rowe Price Associates, Inc. (1) 100 East Pratt Street Baltimore, Maryland 21202	8,190,262	10.1%

EARNEST Partners, LLC (2) 75 Fourteenth Street Suite 2300 Atlanta, Georgia 30309	7,112,284	8.9%

(1)	This information is contained in a Schedule 13G filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on April 10, 2007. T. Rowe Price Associates, Inc. reports sole dispositive power of all shares listed above and sole voting power for 1,816,490 shares.
(2)	This information is contained in a Schedule 13G filed by EARNEST Partners, LLC with the Securities and Exchange Commission on February 12, 2007. EARNEST Partners, LLC reports sole dispositive power of all shares listed above, sole voting power for 2,307,291 shares, and shared voting power for 2,069,993 shares.

COMPENSATION AND OTHER BENEFITS:

COMPENSATION DISCUSSION AND ANALYSIS

A.	Introduction

In the paragraphs that follow, we will give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Following this section, you will find a series of tables containing specific information about the compensation earned or paid in fiscal year 2007 to the following individuals, to whom we refer as our “Named Executive Officers” for the purposes of this proxy.

Paul R. Garcia—Chairman, President, and Chief Executive Officer

Joseph C. Hyde—Executive Vice President and Chief Financial Officer

James G. Kelly—Senior Executive Vice President and Chief Operating Officer

Carl J. Williams—President—World-wide Payment Processing

Suellyn P. Tornay—Executive Vice President and General Counsel

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

B.	Objectives of Compensation Policies

We design our compensation program with a view to retaining and attracting executive leadership of a caliber and level of experience necessary to effectively manage our complex, global businesses. Our objective is to have a compensation program that will allow us to:

•	Support the financial and business objectives of the organization

•	Attract, motivate, and retain highly qualified executives

•	Create an environment where high performance is expected and rewarded

•	Deliver an externally competitive total compensation structure

•	Allow flexibility in the design and administration to support aggressive growth initiatives

•	Align the interests of our executives with our shareholders

In order to do this effectively, our program must:

•	Provide our executives with total compensation opportunities at levels that are competitive for comparable positions

•	Provide variable, at-risk incentive awards opportunities that are only payable if specific goals are achieved

•	Provide significant upside opportunities for exceptional performance

•	Closely align our executives’ interests with those of our shareholders by making stock-based incentives a core element of our executives’ compensation

Opportunities for at-risk compensation are market-based, while actual payments are performance-based. The target levels of the program are based on competitive market data. The amount that is paid to an executive considers company and individual performance. This policy results in actual compensation that is appropriate given our level of performance.

C.	Role of Hewitt Associates

The Compensation Committee retained an independent compensation consultant from Hewitt Associates. The consultant reports directly to the Compensation Committee. She advises the Compensation Committee on current and future trends and issues in executive compensation and on the competitiveness of the compensation structure and levels of our executives, including the Named Executive Officers. At the request of the Committee and to provide context for the Committee’s compensation decisions made for fiscal year 2007, Hewitt performed the following services for the Committee late in fiscal year 2006:

•	Market review and analysis for the Named Executive Officers and for other executives whose compensation is determined by the Compensation Committee

•	Assistance with long term incentive design

•	Two pay-for-performance analyses

•	Dilution analysis

•	Tally sheets for Mr. Garcia and Mr. Kelly

•	Review of the Company’s employment agreements

•	Review of director compensation pay

D.	Market Data

We consider the compensation levels, programs, and practices of certain other companies to assist us in setting our executive compensation so that it is market competitive. In fiscal year 2007, the following peer group was utilized for this purpose. All of the companies in the peer group are in the transaction processing or the data services business.

Acxiom Alliance Data CheckFree ChoicePoint Convergys CSG Systems	Earthlink eFunds Equifax Fair Isaac First Data	Moody’s Moneygram NCO Group Paychex TSYS

The Compensation Committee annually reviews and updates the list of companies comprising the peer group to assure we have the right marketplace focus.

Before the Compensation Committee met in executive session to set fiscal year 2007 compensation, the independent consultant collected and analyzed comprehensive market data for its use. The consultant presented size-adjusted market values for base salary, short term incentives, and long term incentives, using peer group proxy data as the primary data source and supplementing it as necessary with general industry information from Hewitt’s proprietary executive compensation database. The results of the analysis were that fiscal year 2006 total compensation for our Named Executive Officers (at target performance levels) fell within a ten percent range of the size-adjusted 50th percentile of the market for similar jobs, except for Mr. Hyde. Mr. Hyde’s total targeted compensation was 17% below the median for his position. As a result, the Compensation Committee increased both his base pay and long term incentive award to bring his fiscal year 2007 total compensation more in line with targeted market levels.

E.	How Decisions Are Made and the Role of Executive Officers

Our Chief Executive Officer (Paul R. Garcia), with the assistance of our human resources department, develops compensation recommendations for the executive officers (other than himself) based upon market data supplied by the independent consultant, the Company’s performance relative to goals approved by the Compensation Committee, individual performance versus personal objectives, and individual contributions to the Company’s performance. Mr. Garcia is not involved in determining his own compensation. The Compensation Committee reviews and approves all compensation elements for the executive officers and sets the compensation of the CEO, after receiving advice from the independent consultant.

F.	Overview of Executive Compensation Program Elements

The following elements comprise our compensation program for executives:

•	base salary;

•	short term incentives;

•	long term incentives;

•	retirement benefits; and

•	other benefits, such as certain limited perquisites.

The Compensation Committee does not have a policy with regard to the allocation among the major elements of compensation, including base salary, short term incentives, and long term incentives.

(1) Base Salary. Base salary provides our executive officers with a level of compensation consistent with their skills, responsibilities, experience and performance in relation to comparable positions in the marketplace. Base salary is the one fixed component of our executives’ compensation. The Compensation Committee reviews the base salaries of our executive officers annually. Prior to fiscal year 2007, both Ms. Tornay and Mr. Hyde fell more than ten percent below the median of the market. As a result, each received base salary increases of 15.4% and 7.7%, respectively, for fiscal year 2007. The other Named Executive Officers received increases of between 4% and 5%.

Recommendations for fiscal year 2007 were discussed and approved at the June 2006 Compensation Committee meeting. The Committee met in executive session to discuss the increase for Mr. Garcia and the other executives. Base salary increases for the executives are effective on June 1 of each year.

(2) Short Term Incentives. We provide our Named Executive Officers with short term incentives to motivate and reward them for the achievement of the Company’s defined business goals and objectives and to reward individual performance. Our short term incentive program includes an annual performance plan and our commitment and accountability program.

(a) Annual Performance Plan. The annual performance plan provides an opportunity for executives to earn variable at-risk cash compensation. Each executive is assigned a target award opportunity, expressed as a percentage of base salary. The fiscal year 2007 target opportunities for our executive officers are between 9% and 14% lower than the market levels provided by the consultant. The target opportunity for each executive was as follows: Mr. Garcia—70% of his base salary or $546,000; Mr. Hyde—50% of his base salary or $175,000; Mr. Kelly—55% of his base salary or $264,000; Mr. Williams—50% of his base salary or $210,000; and Ms. Tornay—45% of her base salary or $135,000. The amount of the annual performance payment could range from zero to 164% of the target opportunity for each of the executives, which is further described in the paragraphs below.

For fiscal year 2007, there were three weighted components of the annual performance plan. There were two Company objectives, which included diluted earnings per share (EPS) and revenue goals, and a set of individual objectives that varied from person to person. The diluted EPS target was 40% of the award for Mr. Garcia and 30% for the other executives, and the revenue target was 20% of the award for all executives, including

Mr. Garcia. The individual goals represented 40% of Mr. Garcia’s opportunity and 50% of the opportunity for the other executives. Mr. Garcia’s relative weighting differed from that of the other executives because the Compensation Committee determined that a higher percentage of the CEO’s opportunity should be tied to Company performance than to his individual objectives. The relative weighting is set forth in the chart below:

	Diluted EPS	Revenue	Individual Goals
Mr. Garcia	40%	20%	40%
Other Executives	30%	20%	50%

The three parts of the annual performance plan were calculated separately. The target opportunity was allocated among the three elements based upon the table above.

Depending upon the diluted EPS results, each executive could earn from zero to 200% of the target opportunity apportioned to the diluted EPS target. Depending upon the revenue results, each executive could earn from zero to 200% of the target opportunity apportioned to the revenue target. Depending upon the accomplishment of individual goals, Mr. Garcia could earn from zero to 110% of the target opportunity apportioned to the individual component and the other executives could earn from zero to 128% of the individual target opportunity. Actual payouts are determined in late July or early August following the completion of the applicable fiscal year. Once calculated, all bonus payments are rounded up to the next even $1,000 increment.

For example, if an executive (other than Mr. Garcia) made a base salary of $200,000 per year, and his target bonus was 50% of his base salary, his target bonus would be $100,000. Based upon the relative weighting set forth in the table above, the target bonus would be apportioned $30,000 for diluted EPS results (30%), $20,000 for revenue results (20%), and $50,000 for individual goals (50%). The executive’s target diluted EPS payout was $30,000, so he could earn from zero to 200% (or from $0 to $60,000) for this portion of the bonus. The executive’s target revenue bonus was $20,000, so he could earn from zero to 200% (or from $0 to $40,000) for this portion of the bonus. Finally, the executive’s target bonus for individual goals was $50,000, so he could earn from zero to 128% (or from $0 to $64,000) for performance against individual goals.

(i) Diluted EPS Payout

The following table contains the range of diluted EPS goals for fiscal year 2007 and the applicable payout percentages. The diluted EPS goals exclude the impact of restructuring and other non-recurring charges. For clarity, the diluted EPS goals include the impact of our adoption of FAS 123R on June 1, 2006, which requires the recognition of stock option expenses.

Degree of Performance Attainment	Diluted EPS		Percentage of target bonus apportioned to Diluted EPS results
Maximum		$1.79	200%
Target		$1.67	100%
Threshold		$1.55	50%
Below Threshold	Less than $	1.55	0%

The actual diluted EPS results for the Company for fiscal year 2007 was $1.77 (excluding the impact of restructuring and other non-recurring charges of $0.02). Using straight line interpolation, the payout was 183% of the target amount of the bonus apportioned to diluted EPS results. The diluted EPS performance resulted in the following payouts to the Named Executive Officers: Mr. Garcia—$400,327; Mr. Hyde—$96,233; Mr. Kelly—$145,174; Mr. Williams—$115,479; and Ms. Tornay—$74,237.

(ii) Revenue Payout

The following table contains the range of revenue goals for fiscal year 2007 and the applicable payout percentages.

Degree of Performance Attainment	Revenue (millions)		Percentage of target bonus apportioned to Revenue
Maximum		$1,117	200%
Target		$1,084	100%
Threshold		$1,017	50%
Below Threshold	Less than $	1,017	0%

The actual revenue for the Company for fiscal year 2007 was $1,062 million (which represents an increase of 17% over fiscal year 2006). Using straight line interpolation, the payout was 83.21% of the target amount of the bonus apportioned to revenue results. The revenue performance resulted in the following payouts to the Named Executive Officers: Mr. Garcia—$90,871; Mr. Hyde—$29,125; Mr. Kelly—$43,938; Mr. Williams—$34,950; and Ms. Tornay—$22,468.

(iii) Payout Based upon Individual Performance Objectives

The last portion of the bonus payout was based upon individual performance objectives. Mr. Garcia could earn from zero to 110% and each of the other executives could earn from zero to 128% of the payout amount allocated to individual performance. Individual performance objectives are established annually in writing. The Compensation Committee and the Lead Director set the individual performance objectives for the CEO, and the CEO approves the individual objectives for the other executives. Examples of actual individual performance objectives for our Named Executive Officers for fiscal year 2007 included:

•	financial objectives within the individual’s business or functional area

•	the development and execution of specific business strategies

•	the completion of business development activities

•	the timely implementation of technology projects

•	the launch of new products

•	changes and/or improvements to internal processes

•	success of recruiting key employees

•	items specific to the individual’s professional development

This individual assessment promotes accountability for each executive’s personal performance and helps differentiate our executives’ compensation based on individual contributions. At the end of the year, the CEO reviews the performance of each Named Executive Officer (other than himself) against his or her objectives and makes a recommendation to the Compensation Committee regarding this portion of the bonus. The Lead Director and the Compensation Committee reviews Mr. Garcia’s performance against his objectives and determines the amount payable. Based upon the performance against such objectives, the payouts were as follows: Mr. Garcia—$240,240; Mr. Hyde—$109,929; Mr. Kelly—$126,720; Mr. Williams—$134,400; and Ms. Tornay—$72,374.

(iv) Summary of the Annual Performance Plan

The following charts summarize what is explained above:

For Mr. Garcia:

Degree of Performance Attainment	Diluted EPS Weighted 40%	Revenue Weighted 20%	Individual Goals Weighted 40%	Result
Maximum	200%	200%	110%	164%
Target	100%	100%	100%	100%
Threshold	50%	50%	0%	30%
Below Threshold	0%	0%	0%	0%

For the Executives (other than Mr. Garcia):

Degree of Performance Attainment	Diluted EPS Weighted 30%	Revenue Weighted 20%	Individual Goals Weighted 50%	Result
Maximum	200%	200%	128%	164%
Target	100%	100%	100%	100%
Threshold	50%	50%	0%	25%
Below Threshold	0%	0%	0%	0%

(b) Commitment and Accountability Awards. In addition to the annual performance plan, the executives can earn discretionary bonuses pursuant to what we call our “commitment and accountability program.” These bonuses are paid for specific accomplishments during the year that were not anticipated at the beginning of the year or were in addition to the executive’s individual objectives. Examples of accomplishments included in this category were to reward extraordinary effort associated with (1) the closing of a complex, multi-national acquisition and (2) the negotiation and consummation of a long term renewal of a business relationship important to the Company. In 2007, the following discretionary bonuses were paid: Mr. Hyde—$25,000, Mr. Kelly—$35,000, and Ms. Tornay—$40,000.

3. Long Term Incentive Program. Each year the Company grants Long Term Incentive Awards, which we refer to as LTIs, to executives and other key employees throughout the Company. All LTI grants are made pursuant to our Amended and Restated 2005 Incentive Plan, the material terms of which were approved by our shareholders. All grants of LTIs to the Named Executive Officers are approved by the Compensation Committee. We believe the LTIs align the executives’ interests with those of the shareholders by linking their compensation to the stock price.

We made our fiscal 2007 LTI decisions so that the total target compensation for each of our Named Executive Officers would be within ten percent of the median of the market. The only Named Executive Officer whose total compensation for fiscal year 2007 is more than 10% above the median of the market is Mr. Williams, which is due to his LTI grant, and which we believe to be appropriate in light of his expatriate status.

In fiscal year 2007, the LTIs granted to the executives included stock options as well as performance-based restricted stock units. Fiscal year 2007 was the first year in which we offered a combination of options and performance-based restricted stock units as part of the annual grant. As a result, in determining the appropriate allocation of the grant to stock options and performance-based restricted stock units, we first converted the grant value assigned to each executive into the number of stock options that would have been granted under our previous year’s policy. Then, we applied the formula described below to allocate the grant between stock options and performance-based restricted stock units. To determine the number of options that would have been granted pursuant to last year’s policy, we established the LTI grant value assigned to each executive. Then, we referred to the closing price of the stock on the date of the grant ($45.86) and multiplied it by 40% to derive an estimated per-share grant value, which was $18.34. We then divided the grant value assigned to each executive by the estimated per-share grant value ($18.34) to derive the number of stock options that would have been granted under the previous year’s policy. We then divided that number in half to determine the number of options. We took the other half and multiplied it by 33.33% to determine the number of performance-based restricted stock units that would be issued.

For example, if an executive’s LTI grant value was $110,040, we would have divided $110,040 by the estimated per-share grant value of $18.34, and the executive would have received 6,000 options under the previous year’s policy. For fiscal year 2007, the executive would have received 3,000 options at an exercise price of $45.86 and 1,000 performance-based restricted stock units.

The formula for Mr. Garcia was slightly different. As with all the executives, once the grant value was determined, we divided it by the estimated per-share grant value to determine the number of options that would have been granted pursuant to last year’s policy. We multiplied that number by approximately 40% to determine the number of options, and the remainder (approximately 60%) was multiplied by 33% to determine the number of performance-based restricted stock units. We allocated a greater portion of his award to performance-based restricted stock units for retention purposes.

(a) Stock Options. We believe stock options provide an incentive for long term creation of shareholder value. Stock options only have value to the extent the price of the Company’s stock appreciates relative to the exercise price. The exercise price is the closing price of the stock on the grant date. We do not grant discounted options or re-price existing options. The granted stock options vest over a four-year period at a rate of 25% per year. During fiscal year 2007, the Compensation Committee approved the following stock option grants for each of the Named Executive Officers:

Name	Number of shares Granted	Date Granted	Exercise Price
Paul R. Garcia	65,000	6/2/2006	$45.86
Joseph C. Hyde	17,000	6/2/2006	$45.86
James G. Kelly	30,000	6/2/2006	$45.86
Carl J. Williams	25,000	6/2/2006	$45.86
Suellyn P. Tornay	12,000	6/2/2006	$45.86
Kevin J. Schultz	12,000	6/2/2006	$45.86

(b) Performance-Based Restricted Stock Units. We added performance-based restricted stock units to our long term incentive program in order to motivate employees and to reward the achievement of specified financial or market goals. In addition, we believe that this type of award will encourage increased stock ownership among the executives. Performance-based restricted stock units are converted into a stock grant only if the Company’s performance during the fiscal year exceeds pre-established goals. At the beginning of fiscal year 2007, executives were each granted a target number of performance units attributable to diluted EPS results and a target number of performance units relative to revenue results. The following is a table summarizing the target performance units granted during fiscal year 2007.

Name	Target Performance Units Based on Diluted EPS Results	Target Performance Units Based on Revenue Results	Total Performance Unit Opportunity for Fiscal Year 2007
Paul R. Garcia	18,000	12,000	30,000
Joseph C. Hyde	3,600	2,400	6,000
James G. Kelly	6,000	4,000	10,000
Carl J. Williams	4,800	3,200	8,000
Suellyn P. Tornay	2,400	1,600	4,000
Kevin J. Schultz	2,100	1,400	3,500

Depending on the diluted EPS and revenue results, the executives could earn from 0% to 125% of the applicable target amount.

(i) Portion Attributable to Diluted EPS Results

The following table contains the diluted EPS goals and the applicable reward amounts for fiscal year 2007. The diluted EPS goals exclude the impact of restructuring and other non-recurring charges. For clarity, the diluted EPS goals include the impact of the Company’s adoption of FAS 123R on June 1, 2006, which requires the recognition of stock option expenses.

Degree of Performance Attainment	Diluted EPS		% of Target Award Applicable to EPS Results Earned
Outstanding		$1.79	125%
Target		$1.67	100%
Threshold		$1.55	75%
Below Threshold	Less than $	1.55	0%

The actual diluted EPS results for the Company for fiscal year 2007 was $1.77 (excluding the impact of restructuring and other non-recurring charges of $0.02). Using straight line interpolation, the payout was 120.83%. As a result, each of the executives received the following number of performance units: Mr. Garcia—21,750; Mr. Hyde—4,350; Mr. Kelly—7,250; Mr. Williams—5,800; and Ms. Tornay—2,900.

(ii) Portion Attributable to Revenue Results

The following table contains the revenue goals and the applicable award amounts for fiscal year 2007.

Degree of Performance Attainment	Revenue (Millions)		% of Target Award Earned
Outstanding		$1,117	125%
Target		$1,084	100%
Threshold		$1,017	75%
Below Threshold	Less than $	1,017	0%

The actual revenue for the Company for fiscal year 2007 was $1,062 million, which represented a 17% increase over fiscal year 2006 results. Using straight line interpolation, the payout was 91.79%. This resulted in each of the executives receiving the following number of performance units: Mr. Garcia—11,015; Mr. Hyde—2,203; Mr. Kelly—3,672; Mr. Williams—2,937; and Ms. Tornay—1,469.

(iii) Conversion from Performance Units into Restricted Stock

Once the number of performance units earned was determined for each executive, the units were converted into shares of restricted stock with the following vesting schedule: 25% vested immediately and the remaining 75% of the shares to vest in three equal installments over the next three years.

(4) Retirement Benefits. The only retirement benefit provided to all of our executives consists of the Company’s 401(k) plan. We also maintain a pension plan that was available to all employees but was closed to new employees hired after June 1, 1998. Ms. Tornay is the only Named Executive Officer who was hired before such time and, therefore, is the only Named Executive Officer who participates in the pension plan. Additional information regarding the pension plan is contained in the Compensation Tables and Narratives section under the heading “Pension Benefits.”

(5) Other Benefits. The Named Executive Officers are eligible to participate in other health and welfare programs that are available to substantially all full-time salaried employees. The only other benefits are limited perquisites, which are set forth in footnote (3) to the Summary Compensation Table contained in the Compensation Tables and Narratives section.

G.	Employment Agreements

We only offer employment agreements to a limited number of key employees, which includes the Named Executive Officers. We believe this is necessary in order to retain and attract highly-qualified executives, but we also believe that the employment agreements provide benefit to the Company. Each of the Named Executive Officers who is a party to an employment agreement has agreed not to disclose confidential information or compete with us, and not to solicit our customers or recruit our employees, for a period of 24 months following the termination of his or her employment. In exchange, we offer limited income and benefit protections to the executive. Additional information regarding the terms of these agreements is contained in the Compensation Tables and Narratives section under the heading “Employment Agreements.”

In fiscal year 2007, the Compensation Committee requested that the independent consultant from Hewitt review the employment agreements between the Company and the executives. The review indicated the provisions in the agreements were balanced in terms of the executives’ interests and the Company’s interests and that the termination and change-in-control provisions were conservative when compared to market.

H.	Policy Regarding Timing of Equity Grants

Historically, we have not timed the grant of equity awards to coincide with, precede, or follow the release of material non-public information. For fiscal year 2008 and thereafter, our policy is to make the annual grant to all eligible employees on the next business day following the filing of our annual report on Form 10-K.

I.	Perquisites

Perquisites are a minor aspect of the compensation program. We believe the limited perquisites we offer are consistent with other companies. The perquisites offered by the Company are set forth in footnote (3) to the Summary Compensation Table contained in the Compensation Tables and Narratives section. We believe that, considered both individually and in the aggregate, the perquisites we offer to our Named Executive Officers are reasonable and appropriate.

J.	Target Stock Ownership Guidelines

In fiscal year 2008, the Compensation Committee implemented stock ownership guidelines for executives. We believe this fosters Common Stock ownership and aligns the interests of our executives with our shareholders. Within five years of the later of (1) June 1, 2007 or (2) the executive’s initial appointment to his or her position, each executive should own shares of Common Stock valued as a percentage of base salary as follows: CEO—5 times base salary, and the other executives—2 times base salary.

K.	Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our Named Executive Officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. To maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be qualifying performance-based compensation under 162(m) while others are not.

L.	Policies Regarding Gross-Up

There are very limited circumstances under which we gross-up a benefit to compensate an executive for the taxes payable on such benefit. We do gross up a portion of the fees paid in connection with financial planning and amounts paid in connection with the executive’s attendance at the Company’s President’s Club and Chairman’s Club award trips. We also provide a gross-up for excise taxes that may be due with respect to the change of control provisions contained in the employment agreements, which is described in the Compensation Tables and Narratives section under the sub-heading “Summary of Employment Agreements.”

M.	Accounting Considerations

We account for all compensation paid in accordance with GAAP. The accounting treatment is not expected to have a material affect on the selection of forms of equity compensation or on other compensation decisions.

N.	Proposed Changes for 2008

We continue to monitor the regulatory developments under Internal Revenue Code Section 409A, which was enacted as part of the American Jobs Creation Act of 2004. Section 409A imposes substantial limitations and conditions on nonqualified deferred compensation plans, including certain types of equity compensation and separation pay arrangements. We intend to amend our employment agreements, if necessary, in order to ensure their full compliance with Section 409A before the current transition period expires on December 31, 2007.

The Compensation Committee approved changes to some elements of the compensation program for fiscal year 2008. Four significant changes are discussed below. There were two changes to the annual performance plan, which included (1) an increase to each Named Executive Officer’s target bonus opportunity and (2) a shift in the relative weight assigned to each of the three parts of the plan, which are diluted EPS goals, revenue goals, and individual objectives.

The bonus opportunity, at target, for each of the Named Executive Officers will increase to 80% for Mr. Garcia, to 55% for Mr. Hyde, to 60% for Mr. Kelly, to 55% for Mr. Williams, and to 50% for Ms. Tornay. As mentioned earlier, the data provided by the independent compensation consultant indicated that the target opportunities for our executives were from 9% to 14% below the market median, and the Compensation Committee determined that such an increase was necessary to ensure the target opportunities offered to our executives are competitive with the marketplace.

The relative weighting has also changed for fiscal year 2008 to the following:

	Diluted EPS	Revenue	Individual Goals
Mr. Garcia	50%	30%	20%
Other Executives	40%	30%	30%

The Compensation Committee determined that a greater amount of each executive’s award opportunity pursuant to the annual performance plan should be tied to Company performance and a lesser amount to individual objectives.

The Compensation Committee also approved two modifications to our long term incentive program. The first such modification was to change the formula that allocates the long term incentives between stock options and performance-based restricted stock units. Such formula will result in 75% of the LTI award value to be allocated to performance-based restricted shares and 25% of the award value to be allocated to options. The second such modification was to add a third objective to the criteria for the long term incentive plan. In fiscal year 2007, we based our awards on revenue and diluted EPS goals. For 2008, the objectives will be revenue, diluted EPS, and operating income margin, which will align our LTI awards with our long term operating objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has met with management to review and discuss the Compensation Discussion and Analysis. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement, which is to be incorporated by reference into our annual report on Form 10-K for fiscal year 2007.

COMPENSATION COMMITTEE

Edwin H. Burba, Jr., Chairperson

Alex W. Hart

William I Jacobs

Raymond L. Killian

COMPENSATION TABLES AND NARRATIVES

A.	Summary Compensation Table

The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal year ended May 31, 2007 (“2007 fiscal year”) for (i) the principal executive officer of the Company; (ii) the principal financial officer of the Company (ii) each of the three other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year), and (iv) one additional individual who was a named executive officer for part of the fiscal year but whose employment ended on September 8, 2006. Each person listed in (i) through (iv) above are our “Named Executive Officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)		(i)		(j)
Paul R. Garcia Chairman, President, and Chief Executive Officer	2007	$779,077		—	$528,423	$1,395,149	$732,000	—		$35,504	(3)	$3,470,153

Joseph C. Hyde Executive Vice President and Chief Financial Officer	2007	$349,231		$25,000	$141,562	$301,084	$236,000	—		$36,414	(3)	$1,089,291

James G. Kelly Sr. Executive Vice President and Chief Operating Officer	2007	$479,385		$35,000	$227,073	$638,875	$316,000	—		$11,998	(3)	$1,708,331

Carl J. Williams President—Worldwide Payment Processing	2007	$419,384		—	$328,204	$326,188	$285,000	—		$234,047	(3)	$1,592,823

Suellyn P. Tornay Executive Vice President and General Counsel	2007	$298,769		$40,000	$77,286	$238,625	$170,000	$9,784	(4)	$10,715	(3)	$845,179

Kevin J. Schultz Executive Vice President and Chief sales and Marketing Officer	2007	$123,076	(5)	—	(6)	(6)	—	—		$499,002	(7)	$622,078

(1)	The amounts shown in this column reflect restricted stock or restricted stock unit awards granted in fiscal year 2007 and in prior years. The amounts are valued based on the amounts recognized for financial statement reporting purposes during 2007 pursuant to Financial Accounting Standards Board Statement of Financial Accounting Standards 123 (revised 2004), Share-Based Payment (which we refer to as FAS 123R), except that, in accordance with rules of the SEC, any estimate for forfeitures related to service-based vesting conditions is excluded from, and does not reduce, such amounts. See Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2007 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FAS 123R.

(2)	The amounts shown in this column reflect stock option awards granted in fiscal year 2007 and in prior years. The amounts are valued based on the amounts recognized for financial statement reporting purposes for option awards during fiscal year 2007 pursuant to FAS 123R, except that, in accordance with rules of the SEC, any estimate for forfeitures related to service-based vesting conditions is excluded from, and does not reduce, such amounts. See Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2007 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FAS 123R.
(3)	The table below provides additional detail regarding the components of “All Other Compensation” except for the information regarding Mr. Schultz, which is contained in footnote (7).

ALL OTHER COMPENSATION

Name	Defined Contribution Company Match	Financial Planning	Attendance at Company’s President’s Club/ Chairman’s Club Award Trip	Club Dues	Transpor- tation Allowance	Airfare for Spouse and Children re: Foreign Assignment of Executive	Rent and Utilities re: Temporary Foreign Assignment	Total
Paul R. Garcia	$9,000	$21,892	$2,727	$1,885	—	—	—	$35,504
Joseph C. Hyde	$10,185	$21,000	$3,224	$2,005	—	—	—	$36,414
James G. Kelly	$10,508	—	$1,490	—	—	—	—	$11,998
Carl J. Williams	$2,013	$18,985	$2,324	—	$16,200	$29,225	$165,300	$234,047
Suellyn P. Tornay	$9,815	—	$900	—	—	—	—	$10,715

(4)	The amount shown in this column reflects the fiscal year 2007 increase in actuarial present value of Ms. Tornay’s benefit under the defined benefit pension plan.
(5)	Mr. Schultz’ employment with the Company commenced on October 10, 2005 and terminated on September 8, 2006. The compensation shown for fiscal year 2007 is for a partial year.
(6)	The awards referred to in these two columns were cancelled on September 8, 2006, which was the termination date of Mr. Schultz’ employment with the Company. None of the awards had vested before termination.
(7)	Mr. Schultz’ employment with the Company terminated on September 8, 2006. We paid severance benefits of $200,000, a $125,000 discretionary bonus, $7,166 for COBRA, $403 attributable to his participation in the Company’s President’s Club award trip, $595 in connection with his relocation, and $2,369 in connection with financial planning expenses. In addition, we purchased Mr. Schultz’ house in Atlanta for $1,015,000, which was the price that he had paid for the house. During fiscal year 2007, we sold the property for $875,000, less certain costs incurred in connection with the sale and real estate taxes, netting us $851,531. The value included in the “All Other Compensation” column is the difference between the purchase price of $1,015,000 and the $851,531 that we received upon the sale.

B.	Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards during the 2007 fiscal year to the Named Executive Officers. A detailed description of the Non-Equity Incentive Plan Awards disclosed in this table under columns (c), (d), and (e) is contained in the Compensation Discussion and Analysis section under the sub-heading “Annual Performance Plan.” A detailed description of the Equity Incentive Plan Awards disclosed in this table under columns (f), (g), and (h) is contained in the Compensation Discussion and Analysis section under the sub-heading “Performance-Based Restricted Stock Units.” The actual results and the payouts realized under both types of awards are also described in that section. Since there were no other stock awards or units granted to the Named Executive Officers in fiscal year 2007, column (i) from the table has been eliminated.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Non-Equity Incentive Plan Awards (1)(2)			Equity Incentive Plan Awards (1)(3)(4)			All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Max. ($)	Threshold (#)	Target (#)	Max. (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)	(l)
Paul R. Garcia	6/2/06	$163,800	$546,000	$895,440						N.A.
	6/2/06				22,500	30,000	37,500			$1,502,603	(5)
	6/2/06							65,000	$45.86	$1,039,350	(6)

Joseph C. Hyde	6/2/06	$43,750	$175,000	$287,000						N.A.
	6/2/06				4,500	6,000	7,500			$300,521	(5)
	6/2/06							17,000	$45.86	$271,830	(6)

James G. Kelly	6/2/06	$66,000	$264,000	$432,960						N.A.
	6/2/06				7,500	10,000	12,500			$500,883	(5)
	6/2/06							30,000	$45.86	$479,700	(6)

Carl J. Williams	6/2/06	$52,500	$210,000	$344,400						N.A.
	6/2/06				6,000	8,000	10,000			$400,679	(5)
	6/2/06							25,000	$45.86	$399,750	(6)

Suellyn P. Tornay	6/2/06	$33,750	$135,000	$221,400						N.A.
	6/2/06				3,000	4,000	5,000			$200,362	(5)
	6/2/06							12,000	$45.86	$191,880	(6)

Kevin J. Schultz (7)	6/2/06	$50,000	$200,000	$328,000						N.A.
	6/2/06				3,000	4,000	5,000			0	(7)
	6/2/06							12,000	$45.86	0	(7)

(1)	All grants were made pursuant to the Amended and Restated 2005 Incentive Plan.
(2)

At the time of the grant, which was June 2, 2006, the amounts contained in columns (c), (d), and (e) were opportunities which are further described in the Compensation Discussion and Analysis section under the sub-heading “Annual Performance Plan.” At the time of the filing of this proxy, the actual results were certified, and each of the Named Executive Officers received the following amounts: Mr. Garcia—$732,000; Mr. Hyde—$236,000; Mr. Kelly—$316,000; Mr. Williams—$284,829; and Ms. Tornay—$170,000. The dollar amounts listed in the foregoing sentence are the amounts that are reflected in the Summary Compensation Table under column (g).

(3)	At the time of the grant, which was June 2, 2006, the number of units contained in columns (f), (g), and (h) were opportunities which are further described in the Compensation Discussion and Analysis section under the sub-heading “Performance Based Restricted Stock Units.” At the time of the filing of this proxy, the actual results were certified, and each of the Named Executive Officers received the following performance-based restricted stock units: Mr. Garcia—32,765; Mr. Hyde—6,553; Mr. Kelly—10,922; Mr. Williams—8,737; and Ms. Tornay—4,369. The numbers listed in the foregoing sentence are reflected in the Summary Compensation Table under column (e). As described in the Compensation Discussion and Analysis section, such performance-based restricted stock units were converted into shares of restricted stock. 25% of the shares were paid to the executive immediately, and the remaining 75% of the shares will vest in three equal installments over the next three years.
(4)	In connection with the awards listed above in column (f), (g), and (h), the grantees did not have the right to vote such shares and dividends were not payable to the grantees with respect to such performance-based restricted stock units until they were converted into shares of restricted stock after the results for fiscal year 2007 were certified, which was in July of fiscal year 2008.
(5)	The grant date fair value for equity incentive plan awards contained in this column is based on the grant date fair value of the number of performance-based restricted stock units actually received by the executive as set forth in footnote (3) above and not on any estimate as of the grant date. By the time this proxy was filed, the performance period had ended and the actual results were available. The grant date fair value is determined by multiplying the number of performance-based restricted stock units received by the Company’s share price on the grant date, in accordance with FAS123R. See Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2007 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FAS 123R.
(6)	The grant date fair value of option awards contained in this column are valued pursuant to FAS 123R, except that, in accordance with rules of the SEC, any estimate for forfeitures related to service-based vesting conditions is excluded from, and does not reduce, such amounts. See Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2007 for a discussion of the relevant assumptions used in calculating these amounts.
(7)	All awards made to Mr. Schultz were cancelled on September 8, 2006, the date of his termination of employment with the Company.

C.	Outstanding Equity Awards at Fiscal Year End

The following table provides the outstanding equity grants for each Named Executive Officer on May 31, 2007. The table includes outstanding equity grants from past years as well as current year equity grants. Since the Company has not issued options pursuant to an equity incentive plan referred to in column (d), that column has been eliminated.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Paul R. Garcia	26,852	0	$7.330	12/19/2010	29,576	$1,184,223	32,765	$1,311,911
	64,664	0	$7.330	12/19/2010
	55,892	0	$7.330	12/19/2010
	153,958	0	$13.025	6/1/2011
	140,000	60,000	$18.235	6/3/2012
	105,000	35,000	$16.905	8/7/2013
	77,000	77,000	$23.350	6/1/2014
	45,000	135,000	$31.575	7/19/2015
	0	65,000	$45.860	6/2/2016
Total	668,366	372,000	—	—

Joseph C. Hyde	6,200	9,600	$18.235	6/3/2012	1,971	$78,919	6,553	$262,382
	0	4,200	$16.905	8/7/2013
	7,500	15,000	$22.500	6/25/2014
	7,500	22,500	$31.575	7/19/2015
	5,000	15,000	$32.200	8/24/2015
	0	17,000	$45.860	6/2/2016
Total	26,200	83,300	—	—

James G. Kelly	7,998	0	$6.475	4/10/2010	19,718	$789,509	10,922	$437,317
	95,970	0	$13.025	6/1/2011
	70,000	30,000	$18.235	6/3/2012
	45,918	15,306	$16.905	8/7/2013
	38,000	38,000	$23.350	6/1/2014
	20,000	60,000	$31.575	7/19/2015
	0	30,000	$45.860	6/2/2016
Total	277,886	173,306	—

Carl J. Williams	32,500	32,500	$21.605	3/15/2014	20,000	$800,800	8,737	$349,829
	0	15,000	$23.350	6/1/2014
	0	22,500	$31.575	7/19/2015
	0	25,000	$45.860	6/2/2016
Total	32,500	95,000

Suellyn P. Tornay	21,000	9,000	$18.235	6/3/2012	4,456	$178,418	4,369	$174,935
	1,798	10,204	$16.905	8/7/2013
	20,000	20,000	$22.500	6/25/2014
	7,500	22,500	$31.575	7/19/2015
	0	12,000	$45.860	6/2/2016
Total	50,298	73,704

Kevin J. Schultz (7)	—	—	—	—	—	—	—	—
Total	0	0

(1)	The vesting schedule for the exercisable options reflected in column (b) for each Named Executive Officer is contained in the following tables. Awards were granted under our 2000 Long Term Incentive Plan, as amended and restated (“2000”), or our Amended and Restated 2005 Incentive Plan (“2005”):

Name	Grant Date	Vest Date	Plan	Shares	Price
Garcia, Paul R.	6/1/2001	6/1/2004	2000	43,958	$13.025
	6/3/2002	6/3/2004	2000	40,000	$18.235
	8/7/2003	8/7/2004	2000	35,000	$16.905
	2/1/2001	12/19/2004	2000	10,000	$7.330
	6/1/2001	6/1/2005	2000	50,000	$13.025
	6/1/2004	6/1/2005	2000	38,500	$23.350
	6/3/2002	6/3/2005	2000	50,000	$18.235
	8/7/2003	8/7/2005	2000	35,000	$16.905
	2/1/2001	12/19/2005	2000	26,852	$7.330
	2/1/2001	12/19/2005	2000	54,664	$7.330
	2/1/2001	12/19/2005	2000	55,892	$7.330
	6/1/2001	6/1/2006	2000	60,000	$13.025
	6/1/2004	6/1/2006	2000	38,500	$23.350
	6/3/2002	6/3/2006	2000	50,000	$18.235
	7/19/2005	7/19/2006	2005	45,000	$31.575
	8/7/2003	8/7/2006	2000	35,000	$16.905
Total outstanding options vested on or before 5/31/07				668,366	Total

Name	Grant Date	Vest Date	Plan	Shares	Price
Hyde, Joseph C	6/3/2002	6/3/2006	2000	6,200	$18.235
	6/25/2004	6/25/2006	2000	7,500	$22.500
	7/19/2005	7/19/2006	2005	7,500	$31.575
	8/24/2005	8/24/2006	2005	5,000	$32.200
Total outstanding options vested on or before 5/31/07				26,200	Total

Name	Grant Date	Vest Date	Plan	Shares	Price
Kelly, James G.	6/1/2001	6/1/2003	2000	19,196	$13.025
	6/1/2001	6/1/2004	2000	23,992	$13.025
	6/3/2002	6/3/2004	2000	20,000	$18.235
	8/7/2003	8/7/2004	2000	15,306	$16.905
	2/1/2001	4/10/2005	2000	7,998	$6.475
	6/1/2001	6/1/2005	2000	23,992	$13.025
	6/1/2004	6/1/2005	2000	19,000	$23.350
	6/3/2002	6/3/2005	2000	25,000	$18.235
	8/7/2003	8/7/2005	2000	15,306	$16.905
	6/1/2001	6/1/2006	2000	28,790	$13.025
	6/1/2004	6/1/2006	2000	19,000	$23.350
	6/3/2002	6/3/2006	2000	25,000	$18.235
	7/19/2005	7/19/2006	2005	20,000	$31.575
	8/7/2003	8/7/2006	2000	15,306	$16.905
Total outstanding options vested on or before 5/31/07				277,886	Total

Name	Grant Date	Vest Date	Plan	Shares	Price
Williams, Carl J.	3/15/2004	3/15/2007	2000	32,500	$21.605
Total outstanding options vested on or before 5/31/07				32,500	Total

Name	Grant Date	Vest Date	Plan	Shares	Price
Tornay, Suellyn P.	6/3/2002	6/3/2004	2000	6,000	$18.235
	6/3/2002	6/3/2005	2000	7,500	$18.235
	6/25/2004	6/25/2005	2000	10,000	$22.500
	6/3/2002	6/3/2006	2000	7,500	$18.235
	6/25/2004	6/25/2006	2000	10,000	$22.500
	7/19/2005	7/19/2006	2005	7,500	$31.575
	8/7/2003	8/7/2006	2000	1,798	$16.905
Total outstanding options vested on or before 5/31/07				50,298	Total

(2)	The vesting schedule for the unexercisable options reflected in column (c) for each Named Executive Officer is contained in the following tables:

Name	Grant Date	Vest Date	Plan	Shares	Price
Garcia, Paul R.	6/1/2004	6/1/2007	2000	38,500	$23.350
	6/2/2006	6/2/2007	2005	16,250	$45.860
	6/3/2002	6/3/2007	2000	60,000	$18.235
	7/19/2005	7/19/2007	2005	45,000	$31.575
	8/7/2003	8/7/2007	2000	35,000	$16.905
	6/1/2004	6/1/2008	2000	38,500	$23.350
	6/2/2006	6/2/2008	2005	16,250	$45.860
	7/19/2005	7/19/2008	2005	45,000	$31.575
	6/2/2006	6/2/2009	2005	16,250	$45.860
	7/19/2005	7/19/2009	2005	45,000	$31.575
	6/2/2006	6/2/2010	2005	16,250	$45.860
Total outstanding options which were unvested on 5/31/07				372,000	Total

Name	Grant Date	Vest Date	Plan	Shares	Price
Hyde, Joseph C	6/2/2006	6/2/2007	2005	4,250	$45.860
	6/3/2002	6/3/2007	2000	9,600	$18.235
	6/25/2004	6/25/2007	2000	7,500	$22.500
	7/19/2005	7/19/2007	2005	7,500	$31.575
	8/7/2003	8/7/2007	2000	4,200	$16.905
	8/24/2005	8/24/2007	2005	5,000	$32.200
	6/2/2006	6/2/2008	2005	4,250	$45.860
	6/25/2004	6/25/2008	2000	7,500	$22.500
	7/19/2005	7/19/2008	2005	7,500	$31.575
	8/24/2005	8/24/2008	2005	5,000	$32.200
	6/2/2006	6/2/2009	2005	4,250	$45.860
	7/19/2005	7/19/2009	2005	7,500	$31.575
	8/24/2005	8/24/2009	2005	5,000	$32.200
	6/2/2006	6/2/2010	2005	4,250	$45.860
Total outstanding options which were unvested on 5/31/07				83,300	Total

Name	Grant Date	Vest Date	Plan	Shares	Price
Kelly, James G.	6/1/2004	6/1/2007	2000	19,000	$23.350
	6/2/2006	6/2/2007	2005	7,500	$45.860
	6/3/2002	6/3/2007	2000	30,000	$18.235
	7/19/2005	7/19/2007	2005	20,000	$31.575
	8/7/2003	8/7/2007	2000	15,306	$16.905
	6/1/2004	6/1/2008	2000	19,000	$23.350
	6/2/2006	6/2/2008	2005	7,500	$45.860
	7/19/2005	7/19/2008	2005	20,000	$31.575
	6/2/2006	6/2/2009	2005	7,500	$45.860
	7/19/2005	7/19/2009	2005	20,000	$31.575
	6/2/2006	6/2/2010	2005	7,500	$45.860
Total outstanding options which were unvested on 5/31/07				173,306	Total

Name	Grant Date	Vest Date	Plan	Shares	Price
Williams, Carl J.	6/1/2004	6/1/2007	2000	7,500	$23.350
	6/2/2006	6/2/2007	2005	6,250	$45.860
	7/19/2005	7/19/2007	2005	7,500	$31.575
	3/15/2004	3/15/2008	2000	32,500	$21.605
	6/1/2004	6/1/2008	2000	7,500	$23.350
	6/2/2006	6/2/2008	2005	6,250	$45.860
	7/19/2005	7/19/2008	2005	7,500	$31.575
	6/2/2006	6/2/2009	2005	6,250	$45.860
	7/19/2005	7/19/2009	2005	7,500	$31.575
	6/2/2006	6/2/2010	2005	6,250	$45.860
Total outstanding options which were unvested on 5/31/07				95,000	Total

Name	Grant Date	Vest Date	Plan	Shares	Price
Tornay, Suellyn P.	6/2/2006	6/2/2007	2005	3,000	$45.860
	6/3/2002	6/3/2007	2000	9,000	$18.235
	6/25/2004	6/25/2007	2000	10,000	$22.500
	7/19/2005	7/19/2007	2005	7,500	$31.575
	8/7/2003	8/7/2007	2000	10,204	$16.905
	6/2/2006	6/2/2008	2005	3,000	$45.860
	6/25/2004	6/25/2008	2000	10,000	$22.500
	7/19/2005	7/19/2008	2005	7,500	$31.575
	6/2/2006	6/2/2009	2005	3,000	$45.860
	7/19/2005	7/19/2009	2005	7,500	$31.575
	6/2/2006	6/2/2010	2005	3,000	$45.860
Total outstanding options which were unvested on 5/31/07				73,704	Total

(3)	The vesting schedule for unvested restricted stock held on May 31, 2007, which is reflected in column (g) for each Named Executive Officer, is contained in the following table:

Name	Grant Date	Plan	Vest Date	Shares
Garcia, Paul R.	8/7/2003	2000	8/7/2007	29,576 total
Hyde, Joseph C	8/7/2003	2000	8/7/2007	1,971 total
Kelly, James G.	8/7/2003	2000	8/7/2007	19,718 total
Williams, Carl J.	7/19/2005	2005	7/19/2007	6,667
	7/19/2005	2005	7/19/2008	6,667
	7/19/2005	2005	7/19/2009	6,666
				20,000 total

Tornay, Suellyn P.	8/7/2003	2000	8/7/2007	3,450
	7/21/2004	2000	7/21/2007	1,006
				4,456 total

(4)	The market value included in this column is the number of shares contained in column (g) multiplied by Company’s stock price on May 31, 2007, which was $40.04.
(5)	On June 2, 2006, each Named Executive Officer was given a target award of performance-based restricted stock units which could be adjusted up or down depending upon the performance of the Company. The adjustment factors are described in the Compensation Discussion and Analysis section under the sub-heading “Performance Based Restricted Stock Shares.” The number shown in this column reflects the actual number of performance units received by the executive.
(6)	The market value included in this column is the number of shares contained in column (i) multiplied by the Company’s stock price on May 31, 2007, which was $40.04.
(7)	Mr. Schultz’ employment with the Company terminated on September 8, 2006.

D.	Options Exercises and Stock Vested

The following table provides information on options and stock awards that vested in fiscal year 2007. The shares shown as acquired on exercise or on vesting represent shares of the Company’s Common Stock.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Paul R. Garcia	120,000	$3,887,627	29,576	$1,161,154
Joseph C. Hyde	15,000	$427,626	23,447	$903,563
James G. Kelly	79,200	$2,813,514	19,718	$774,129
Carl J. Williams	48,000	$900,338	0	0
Suellyn P. Tornay	36,874	$944,415	4,456	$175,385
Kevin J. Schultz	0	0	0	0

E.	Pension Benefits

We maintain a noncontributory defined benefit pension plan covering our United States employees who have met the eligibility provisions, named the “Global Payments Inc. Employees Retirement Plan” or “the Plan.” The Plan was closed to new participants beginning June 1, 1998. Ms. Tornay is the only Named Executive Officer who was hired before June 1, 1998 and, therefore, is the only Named Executive Officer who participates in the Plan. All participants were vested and their years of credited service were frozen on June 1, 1998. Benefits are based on years of service and the ratio of an employee’s compensation during the highest five consecutive years of earnings out of the last ten years of service, divided by his or her Final Average Earnings as of December 31, 1998. Effective May 31, 2004, we modified the Plan to cease benefit accruals for increases in compensation levels. Plan provisions and funding meet the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

We calculate the present values shown in the table below using: (i) the same discount rates it uses for calculations for benefit obligation calculations for financial statement reporting purposes, 6.00%; and (ii) the Plan’s earliest unreduced benefit retirement age based on the participant’s age and service, age 65. The present values shown in the table reflect post-retirement mortality, based on the assumptions used in the calculations for financial statement reporting purposes, the RP2000 Combined Mortality table, but do not include an assumption of pre-retirement termination, mortality, or disability.

The Plan provides participants with a monthly life annuity at normal retirement calculated by subtracting (b) from (a), and then multiplying the difference by (c) as defined below where:

(a)	= 1.65% of Final Average Earnings as of December 31, 1998 multiplied by years of credited benefit service (up to a maximum of 35 years).

(b)	= .75% of the participant’s Integration Level multiplied by years of credited benefit service (up to a maximum of 35 years).

(c)	= (a) – (b) multiplied by the ratio of Final Average Earnings as of the earlier of termination or May 31, 2004 to Final Average Earnings as of December 31, 1998.

The monthly benefit will be 1/12th of the amount calculated above.

For purposes of these calculations, “Final Average Earnings” is the average of the five consecutive calendar years, or the participant’s period of employment, if shorter, in which the participant had his or her highest annual earnings during the ten calendar years immediately preceding the earlier of (i) May 31, 2004, or (ii) the participant’s normal retirement date. Earnings include all compensation paid to the participant such as base salary or wages, bonuses, and commissions. However, earnings exclude the cost of group insurance premiums we pay, moving expenses, and taxable equity compensation. Annual earnings for purposes of the benefit calculation is limited to $200,000 adjusted for cost of living increases from January 1, 2002, in accordance with Section 401(a)(17) of the Internal Revenue Code.

The “Integration Level” is the lower of the participant’s (1) Three-Year Average Social Security Earnings and (2) Covered Compensation.

“Three-Year Average Social Security Earnings” is the average of the participant’s annual earnings for the last three consecutive calendar years before employment is terminated, or the period of employment, if shorter, provided that each year’s annual earnings cannot exceed the Social Security taxable wage base in effect on the first day of the year.

“Covered Compensation” is the average of the Social Security taxable wage bases for the 35 calendar years ending with the year in which the participant reaches the Social Security normal retirement age. If the participant terminates employment before the Social Security normal retirement age, then, for purposes of computing the participant’s covered compensation for any year, it will be assumed that the Social Security taxable wage base in effect at the beginning of the year will remain the same for all future years.

The following table provides the actuarial present value of each Named Executive Officer’s total accumulated benefit as of May 31, 2007.

Name	Plan Name	Number of Years of Credited Service (#)	Present value of Accumulated Benefit ($)	Payments During Last Fiscal Year
(a)	(b)	(c)	(d)	(e)
Paul R. Garcia	—	—	—	—
Joseph C. Hyde	—	—	—	—
James G. Kelly	—	—	—	—
Carl J. Williams	—	—	—	—
Suellyn P. Tornay	Global Payments Inc. Employees Retirement Plan	11.58(1)	$87,236	0
Kevin J. Schultz	—	—	—	—

(1)	Ms. Tornay has 20 actual years of service with the Company. However, this plan was frozen on June 1, 1998. (See narrative above for additional details.) As a result, the years credited for the pension plan are less than her actual years of service.

F.	Non-qualified Deferred Compensation

We do not currently offer any non-qualified deferred compensation to any of our Named Executive Officers.

G.	Employment Agreements

(1) Summary of Employment Agreements. Each of the Named Executive Officers (except Mr. Schultz who is no longer employed by the Company) is a party to an employment agreement with the Company, the material terms of which are summarized below. Mr. Schultz did not enter into an employment agreement with the Company.

Each foregoing executive is entitled to a minimum annual salary, subject to yearly review, plus an annual at-risk incentive bonus opportunity, which is determined annually based on a range of specific financial objectives reflecting his area and scope of responsibility. Each such executive is also entitled to participate in all incentive, savings and welfare benefit plans generally made available to all salaried employees of the Company.

Each foregoing executive who is party to an employment agreement has agreed not to disclose confidential information or compete with the Company, and not to solicit the Company’s customers or recruit its employees, for a period of 24 months following the termination of his or her employment.

Each of the employment agreements may be terminated by the Company at any time for “cause” or “poor performance” (as defined therein) or for no reason, or by the applicable executive with or without “good reason” (as defined therein). Each employment agreement will also be terminated upon the death, disability or retirement of the executive. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below, which may be delayed for such time as may be necessary to avoid a violation of Section 409A of the Internal Revenue Code.

If, prior to a change in control, the executive’s employment is terminated by the Company without cause (but not for poor performance) or he or she resigns for good reason, the Company will be required to pay such executive’s accrued salary and benefits through the date of termination plus all or a portion of such executive’s target annual bonus for the current year. The agreements vary, but for a period of up to 18 months the Company will continue to pay the executive his or her base salary and will provide either health insurance coverage or reimbursement pursuant to COBRA. The agreements vary but, generally, all of the restricted stock awards of the executive will vest, and those stock options that would have vested in the next 24 months will vest and remain exercisable for 90 days.

If, prior to a change in control, the executive’s employment is terminated by the Company for poor performance, the Company will be required to pay such executive’s accrued salary and benefits through the date of termination. In addition, the executive may receive all or a portion of his or her target annual bonus for the current year. The agreements vary, but for a period of up to 12 months the Company will continue to pay the executive his or her base salary and will provide either health insurance coverage or reimbursement pursuant to COBRA. In addition, the executive’s restricted stock awards and stock options that would have vested in the next 24 months will vest, and the options will remain exercisable for 90 days.

If, within 36 months after a change in control, the executive’s employment is terminated by the Company without cause or such executive resigns for good reason, the Company will be required to pay such executive’s accrued salary and benefits through the date of termination plus 100% of his or her annual bonus opportunity for the current year. The agreements vary, but for a period of up to 24 months the Company will continue to pay the executive his or her base salary and will provide either health insurance coverage or reimbursement pursuant to COBRA. In addition, all of the restricted stock awards and stock options of the executive will vest, and the options will remain exercisable for 90 days.

Whether or not a change in control shall have occurred, if the employment of the executive is terminated by reason of his death, disability or retirement, such executive will be entitled to receive accrued salary and benefits through the date of termination and any death, disability or retirement benefits that may apply, but no additional severance amount. In addition, all of the restricted stock awards and stock options of the executive will vest in accordance with the terms of the plan, which is applicable to all employees who participate in the equity incentive plans.

If the Company terminates the executive for cause, or if he or she resigns from the Company without good reason, such executive will be entitled to receive accrued salary and benefits through the date of termination, but no additional severance amount is payable under the terms of the employments agreements.

For purposes of these employment agreements, a change in control of the Company is generally defined as the acquisition by a third party of 35% or more of the voting power of the Company, or the consummation of certain mergers, asset sales or other major business combinations. A restructuring or separation of any line of business of the Company will not, of itself, constitute a change in control. Each of these employment agreements provides that the executive will be entitled to a tax gross-up payment from the Company to cover any excise tax liability such executive may incur as a result of payments or benefits contingent on a change in control, but such gross-up payment will be made only if the after-tax benefit to the executive of such tax gross-up is at least $50,000. If not, the benefits would be reduced to an amount that would not trigger the excise tax.

In addition, each of the agreements contains a waiver provision that provides that the failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of the agreement shall not be deemed a waiver or relinquishment of any right granted in the agreement or of the future performance of any such term or condition or of any other term or condition of the agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(2) Value of Potential Payments upon Termination or Change in Control. The following tables summarize the value of the termination payments and benefits that each of our Named Executive Officers (other than Mr. Schultz) would receive if such executive had terminated employment on May 31, 2007 under the circumstances shown. Mr. Schultz’ employment with the Company terminated on September 8, 2006, and, as he was not a party to an employment agreement, he is therefore not included below. Pursuant to a separation agreement negotiated at the time of his termination, we paid Mr. Schultz certain severance benefits, which are included in the “All Other Compensation” column of the Summary Compensation Table. The amounts shown in the tables do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and distributions of plan balances under our tax-qualified 401(k) plan. A termination of employment due to death, disability, or retirement does entitle the executive to an acceleration of all of his outstanding stock and options, but since that is a provision of the incentive plans, the Named Executive Officers would not be entitled to any payments or benefits that are not available to salaried employees generally who are also participants in the plans. For the purposes of the table below, we have assumed that the price of the Company’s stock was the closing price on May 31, 2007, which was $40.04.

Paul R. Garcia

Type of Payment	Termination by the Company other than For Cause or For Poor Performance or Resignation by Executive for Good Reason		Termination for Poor Performance		Termination Without Cause or Resignation by Executive for Good Reason in Connection with a Change of Control
Base salary severance (1)	$390,000-$1,170,000	Minimum of 6 months salary continuation but up to 18 months (2)	0-$780,000	Up to 12 months of salary continuation (3)	$1,560,000	24 months of salary continuation
Other cash severance	$546,000	100% of target opportunity since termination is assumed to have occurred on May 31.	$546,000	100% of target opportunity since termination is assumed to have occurred on May 31.	$546,000	100% of target opportunity
Restricted Stock Acceleration	$1,184,223	all	$1,184,223	24 months	$1,184,223	all
Performance Based Restricted Stock Unit Acceleration	$1,311,911	all	$655,975	24 months	$1,311,911	all
Stock Option Acceleration	$4,165,005	24 months	$4,165,005	24 months	$4,545,930	all
Benefit Continuation	$14,310 max.	Up to 18 months	$9,540	Up to 12 months	$19,080	Up to 24 months
280G Tax Gross-Up					0

(1)	This calculation is based upon Mr. Garcia’s base salary as of May 31, 2007, which was $780,000.
(2)	In the event of a termination by the Company for any reason other than for poor performance or for cause, his agreement provides for salary continuation for a minimum of 6 months, but up to the later of (a) 18 months or (b) his becoming employed elsewhere. The salary continuation ceases if he violates any of the restrictive covenants contained in his employment agreement.
(3)	In the event of a termination for poor performance, his agreement provides for salary continuation for up to 12 months, but ceases in the event he becomes employed elsewhere or violates any of the restrictive covenants contained in his agreement.

	Voluntary Resignation		Death		Disability		Retirement
Base salary severance (1)	0		0		0		0
Other cash severance	0		0		0		0
Restricted Stock Acceleration	0		$1,184,223	all	$1,184,223	all	$1,184,223	all
Performance Based Restricted Stock Unit Acceleration	$327,978	25%	$1,311,911	all	$1,311,911	all	$1,311,911	all
Stock Option Acceleration	0		$4,545,930	all	$4,545,930	all	$4,545,930	all
Benefit Continuation	0		0		0		0

Joseph C. Hyde

Type of Payment	Termination by the Company other than For Cause or For Poor Performance or Resignation by Executive for Good Reason		Termination for Poor Performance		Termination Without Cause or Resignation by Executive for Good Reason in connection with a Change of Control
Base salary severance (1)	$175,020-$525,060	Minimum of 6 months salary continuation but up to 18 months (2)	0-$350,000	Up to 12 months of salary continuation (3)	$700,000	24 months
Other cash severance	$87,500 minimum	At least 50% of target opportunity is guaranteed	0	No bonus guaranteed	$175,000	100% of target opportunity
Restricted Stock Acceleration	$78,919	all	$78,919	24 months	$78,919	All
Performance Based Restricted Stock Unit Acceleration	$262,382	all	$131,211	24 months	$262,382	All
Stock Option Acceleration	$774,970	24 months	$774,970	24 months	$877,658	All
Benefit Continuation	$16,470 max.	Up to 18 months	$10,980 max	Up to 12 months	$16,470 max.	Up to 18 months
280G Tax Gross-Up					0

(1)	This calculation is based upon Mr. Hyde’s base salary as of May 31, 2007, which was $350,000.
(2)	In the event of a termination by the Company for any reason other than for poor performance or for cause, his agreement provides for salary continuation for a minimum of 6 months, but up to the later of (a) 18 months or (b) his becoming employed elsewhere or engaging in other income-producing activities (which is further specified in his agreement). The salary continuation ceases if he violates any of the restrictive covenants contained in his employment agreement.
(3)	In the event of a termination for poor performance, his agreement provides for salary continuation for up to 12 months, but ceases in the event he becomes employed elsewhere or engages in other income-producing activities (which is further specified in his agreement) or violates any of the restrictive covenants contained in his agreement.

	Voluntary Resignation		Death		Disability		Retirement
Base salary severance (1)	0		0		0		0
Other cash severance	0		0		0		0
Restricted Stock Acceleration	0		$78,919	all	$78,919	all	$78,919	all
Performance Based Restricted Stock Unit Acceleration	$65,596	25%	$262,382	all	$262,382	all	$262,382	all
Stock Option Acceleration	0		$877,658	all	$877,658	all	$877,658	all
Benefit Continuation	0		0		0		0

James G. Kelly

Type of Payment	Termination by the Company other than For Cause or For Poor Performance or Resignation by Executive for Good Reason		Termination for Poor Performance		Termination Without Cause or Resignation by Executive for Good Reason in connection with a Change of Control
Base salary severance	$240,000-$720,000	Minimum of 6 months salary continuation but up to 18 months (2)	0-$480,000	0-12months	$960,000	24 months
Other cash severance	$132,000 minimum	At least 50% of target opportunity is guaranteed	$132,000	At least 50% of target opportunity is guaranteed	$264,000	100% of target opportunity
Restricted Stock Acceleration	$789,509	all	$789,509	24 months	$789,509	All
Performance Based Restricted Stock Unit Acceleration	$437,317	all	$218,698	24 months	$437,317	All
Stock Option Acceleration	$1,981,074	24 months	$1,981,074	24 months	$2,150,374	All
Benefit Continuation	$21,816 max.	Up to 18 months	$14,544 max.	Up to 12 months	$21,816 max.	Up to 18 months
280G Tax Gross-Up					0

(1)	This calculation is based upon Mr. Kelly’s base salary as of May 31, 2007, which was $480,000.
(2)	In the event of a termination by the Company for any reason other than for poor performance or for cause, his agreement provides for salary continuation for a minimum of 6 months, but up to the later of (a) 18 months or (b) his becoming employed elsewhere or engaging in other income-producing activities (which is further specified in his agreement). The salary continuation ceases if he violates any of the restrictive covenants contained in his employment agreement.
(3)	In the event of a termination for poor performance, his agreement provides for salary continuation for up to 12 months, but ceases in the event he becomes employed elsewhere or engages in other income-producing activities (which is further specified in his agreement) or violates any of the restrictive covenants contained in his agreement.

	Voluntary Resignation		Death		Disability		Retirement
Base salary severance (1)	0		0		0		0
Other cash severance	0		0		0		0
Restricted Stock Acceleration	0		$789,509	All	$789,509	all	$789,509	all
Performance Based Restricted Stock Unit Acceleration	$109,329	25%	$437,317	All	$437,317	all	$437,317	all
Stock Option Acceleration	0		$2,150,374	All	$2,150,374	all	$2,150,374	all
Benefit Continuation	0		0		0		0

Carl J. Williams

Type of Payment	Termination by the Company other than For Cause or For Poor Performance or Resignation by Executive for Good Reason		Termination for Poor Performance		Termination Without Cause or Resignation by Executive for Good Reason in connection with a Change of Control
Base salary severance	0-$315,000	0-9 months	0-$210,000	0-6 months	$315,000	9 months
Other cash severance	0	Not guaranteed	0	Nothing guaranteed	$210,000	100% of target opportunity
Restricted Stock Acceleration	Up to $800,800	Not guaranteed	$533,893	24 months	$800,800	all
Performance Based Restricted Stock Unit Acceleration	Up to $349,829	Not guaranteed	$174,935	24 months	$349,829	all
Stock Option Acceleration	$976,463	24 months	$976,463	24 months	$1,039,950	all
Benefit Continuation	$14,337 max.	Up to 9 months	$9558 max.	Up to 6 months	$14,337 max.	Up to 9 months
280G Tax Gross-Up					0

(1)	This calculation is based upon Mr. William’s base salary as of May 31, 2007, which was $420,000.
(2)	In the event of a termination by the Company for any reason other than for poor performance or for cause, his agreement provides for salary continuation for up to 9 months, but ceases in the event he becomes employed elsewhere, engages in other income-producing activities (which is further defined in his agreement), or violates any of the restrictive covenants contained in his employment agreement.
(3)	In the event of a termination for poor performance, his agreement provides for salary continuation for up to 6 months, but ceases in the event he becomes employed elsewhere, engages in other income-producing activities (which is further defined in his agreement), or violates any of the restrictive covenants contained in his agreement.

	Voluntary Resignation		Death		Disability		Retirement
Base salary severance (1)	0		0		0		0
Other cash severance	0		0		0		0
Restricted Stock Acceleration	0		$800,800	All	$800,800	All	$800,800	all
Performance Based Restricted Stock Unit Acceleration	$87,457	25%	$349,829	All	$349,829	All	$349,829	all
Stock Option Acceleration	0		$1,039,950	All	$1,039,950	All	$1,039,950	all
Benefit Continuation	0		0		0		0

Suellyn P. Tornay

Type of Payment	Termination by the Company other than For Cause or For Poor Performance or Resignation by Executive for Good Reason		Termination for Poor Performance		Termination Without Cause or Resignation by Executive for Good Reason in connection with a Change of Control
Base salary severance	$150,000-$450,000	6-18 months	0-$300,000	0-12 months	$600,000	24 months
Other cash severance	$135,000	100% of target opportunity since termination is assumed to have occurred on May 31.	$135,000	100% of target opportunity since termination is assumed to have occurred on May 31.	$135,000	100% of target opportunity
Restricted Stock Acceleration	$178,418	all	$178,418	24 months	$178,418	all
Performance Based Restricted Stock Unit Acceleration	$174,935	all	$87,487	24 months	$174,935	all
Stock Option Acceleration	$910,090	24 months	$910,090	24 months	$973,577	all
Benefit Continuation	$4,806 max.	Up to 18 months	$3,205 max.	Up to 12 months	$6,408 max.	Up to 24 months
280G Tax Gross-Up					0

(1)	This calculation is based upon Ms. Tornay’s base salary as of May 31, 2007, which was $300,000.
(2)	In the event of a termination by the Company for any reason other than for poor performance or for cause, her agreement provides for salary continuation for a minimum of 6 months, but up to the later of (a) 18 months or (b) her becoming employed elsewhere. The salary continuation ceases if she violates any of the restrictive covenants contained in the employment agreement.
(3)	In the event of a termination for poor performance, her agreement provides for salary continuation for up to 12 months, but ceases in the event she becomes employed elsewhere or violates any of the restrictive covenants contained in her agreement.

	Voluntary Resignation		Death		Disability		Retirement
Base salary severance (1)	0		0		0		0
Other cash severance	0		0		0		0
Restricted Stock Acceleration	0		$178,418	all	$178,418	all	$178,418	all
Performance Based Restricted Stock Unit Acceleration	$21,864	25%	$174,935	all	$174,935	all	$174,935	all
Stock Option Acceleration	0		$973,577	all	$973,577	all	$973,577	all
Benefit Continuation	0		0		0		0

AUDITOR INFORMATION

A.	Independent Public Accountants

Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm for the fiscal year ending May 31, 2007, and is serving as our independent registered public accounting firm for the current fiscal year which began on June 1, 2007. A representative of Deloitte will be present at the 2007 Annual Meeting. The representative will be given the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

B.	Audit Fees

The aggregate fees billed by Deloitte for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our quarterly reports on Form 10-Q were $2,072,452 for fiscal year 2006 and $1,768,000 for fiscal year 2007.

C.	Audit-Related Fees

Audit-related fees are the fees billed by Deloitte for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. There were no audit-related fees billed by Deloitte during fiscal year 2006, and the audit related fees billed during fiscal year 2007 were $141,000. The fees paid in fiscal year 2007 were for services in connection with acquisition due diligence procedures and consultation concerning our response to correspondence received from the SEC.

D.	All Other Fees

The aggregate fees billed by Deloitte for professional services rendered for all other services were $204,541 for fiscal year 2006 and $481,000 for fiscal year 2007. In fiscal year 2006, $100,600 of such fees were for tax return preparation and compliance, and $103,941 were for tax consulting and advisory services. In fiscal year 2007, $243,000 of such fees were for tax return preparation and compliance, and $238,000 were for tax consulting and advisory services.

E.	Audit Committee Pre-Approval Policies

The Audit Committee must approve any audit services and any permissible non-audit services provided by Deloitte prior to the commencement of the services. In making its pre-approval determination, the Audit Committee considers whether providing the non-audit services is compatible with maintaining the auditor’s independence. To minimize relationships which could appear to impair the objectivity of the independent registered public accounting firm, it is the Audit Committee’s practice to restrict the non-audit services that may be provided to us by our independent auditor to audit-related services, tax services and merger and acquisition due diligence and integration services.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve non-audit services by the independent registered public accounting firm within the guidelines set forth above, provided that the fees associated with the applicable engagement are not anticipated to exceed $100,000. Any decision by the Chair to pre-approve non-audit services must be presented to the full Audit Committee for ratification at its next scheduled meeting. All of the services described under the headings “Audit Fees,” “Audit-Related Fees,” and “All Other Fees” were approved by the Audit Committee in accordance with the foregoing policy.

F.	Audit Committee Review

Our Audit Committee has reviewed the services rendered and the fees billed by Deloitte for the fiscal year ended May 31, 2007. The Audit Committee has considered whether or not the provision of non-audit services described above under the headings “Audit-Related Fees” and “All Other Fees” is compatible with maintaining Deloitte’s independence and have determined that the provision of such services does not affect Deloitte’s independence.

REPORT OF THE AUDIT COMMITTEE

The primary responsibility of the Audit Committee is to oversee our financial reporting process on behalf of the Board and to report the results of the Audit Committee’s activities to the Board. Management has the primary responsibility for the financial statements and reporting process, including the systems of internal control, and the independent registered public accounting firm (“Deloitte”) is responsible for auditing those financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. In this context, the Audit Committee has reviewed and discussed with management and Deloitte our audited financial statements as of and for the year ended May 31, 2007. The Audit Committee has discussed with Deloitte the matters required to be discussed by the statement on Auditing Standards No. 61, as amended and as adopted, by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Deloitte their independence. In addition, the Audit Committee has considered the compatibility of non-audit services with Deloitte’s independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements, referred to above, be included in our annual report on Form 10-K for the year ended May 31, 2007 for filing with the SEC.

AUDIT COMMITTEE

Michael W. Trapp, Chairperson

Gerald J. Wilkins

Alan M. Silberstein

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of the copies of reporting forms, or written representations that no annual forms (Form 5) were required, we believe that, during the 2007 fiscal year, all of our officers, directors and 10% shareholders complied with the reporting requirements of the SEC regarding their ownership and changes in ownership of Common Stock (as required pursuant to Section 16(a) of the Securities Exchange Act of 1934), except Mr. Garcia and Mr. Hyde each had two late Form 4’s all reflecting disposition of stock. Mr. Kelly, Ms. Tornay, and Mr. Limon each had one late Form 4, all reflecting disposition of stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether they qualify for disclosure as a transaction with related persons under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934. Management screens for these relationships and transactions through the annual circulation of a Directors and Officers Questionnaire (“D&O Questionnaire”) to each member of the Board of Directors and each officer of the Company that is a reporting person under Section 16 of the Securities Act of 1934. The D&O Questionnaire contains questions intended to identify related persons and transactions between the Company and related persons. In addition, our Employee Code of Conduct and Ethics requires employees to report to the General Counsel or Chief Executive Officer any transaction involving themselves or their immediate family members and the Company that may create a conflict of interest with the Company and further requires the Chief Executive Officer to approve any such transaction with a related person in writing. The members of our disclosure committee also identify any potential related person transactions. If our management identifies a transaction with a related person, the Audit Committee Charter requires that such transaction be brought to the attention of the Audit Committee for its approval of the financial disclosure pertaining to such transaction. Transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement.

In the course of settling money transfer transactions, we purchase foreign currency from Consultoria Internacional Casa de Cambio (“CISA”), a Mexican company partially owned by Raul Limon Cortez, an executive officer of the Company. We purchased 8.1 billion Mexican pesos for $736.0 million during fiscal year 2007 from CISA. We believe that these currency transactions were executed at prevailing market exchange rates. Also during fiscal year 2007, we incurred $0.7 million of expense to CISA for settlement expense related to settling transactions at destination facilities owned by CISA.

ADDITIONAL INFORMATION

A.	Solicitation of Proxies

The cost of soliciting proxies will be borne by us; however, shareholders voting electronically (via phone or the Internet) should understand that there may be costs associated with electronic access, such as usage charges from Internet service providers or telephone companies. In addition to solicitation of shareholders of record by mail, telephone, or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their principals, and we may reimburse them for mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of Common Stock. We have also engaged Georgeson Shareholder to solicit proxies on our behalf and we estimate that the fees for such services will not exceed $10,000.

B.	Shareholder Proposals

Only proper proposals under Rule 14a-8 of the Securities Exchange Act of 1934 that are timely received will be included in the proxy statement and proxy for the 2008 annual meeting of shareholders. Notice of shareholder proposals will be considered untimely if received by us after May 7, 2008. If we do not receive notice of any matter that a shareholder wishes to raise at the 2008 annual meeting by July 21, 2008, and a matter is properly raised at such meeting, the proxies granted in connection with that meeting will have discretionary authority whether or not to vote on the matter.

C.	Shareholder List

We will maintain a list of shareholders entitled to vote at the Annual Meeting at our corporate offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473. The list will be available for examination at the Annual Meeting.

D.	Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedule (but without exhibits) for the fiscal year ended May 31, 2007, will be provided, free of charge, upon written request of any shareholder addressed to Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473, Attention: Investor Relations. Additionally, the EDGAR version of our Form 10-K is available on the Internet on the SEC’s web site (www.sec.gov).

E.	Closing Price

The closing price of the Common Stock, as reported by the New York Stock Exchange on August 27, 2007 was $38.11.

F.	Code of Business Conduct and Ethics

We have adopted an Employee Code of Conduct and Ethics, a Director Code of Conduct and Ethics, and a Code of Ethics for Senior Financial Officers, all of which are available on our website at www.globalpaymentsinc.com and will be provided free of charge, upon written request of any shareholder addressed to Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia, 30328-3473, Attention: Investor Relations.

We intend to post amendments to or waivers from the Code of Ethics for Senior Financial Officers on our website at www.globalpaymentsinc.com.

C123456789

	000004	000000000.000000 ext	000000000.000000 ext
MR A SAMPLE		000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)		000000000.000000 ext	000000000.000000 ext
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 26, 2007.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	C0123456789

Ú	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE	Ú
BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Three Directors in Class I:		+

On the proposal to elect three directors in Class I to serve until the 2010 Annual Meeting of Shareholders, or until their respective successors are elected and qualified or until their respective earlier resignation, retirement, disqualification, removal from office or death:

	For	Withhold		For	Withhold		For	Withhold
01 - Edwin H. Burba, Jr.	☐	☐	02 - Raymond L. Killian	☐	☐	03 - Ruth Ann Marshall	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each shareholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	C 1234567890	J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
			MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+
	1 U P X	0 1 4 8 4 7 1	MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

Ú	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE	Ú
BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Global Payments Inc.

2007 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GLOBAL PAYMENTS INC. AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE.

The undersigned shareholder of Global Payments Inc. (the “Company”), Atlanta, Georgia, hereby constitutes and appoints Paul R. Garcia or Suellyn P. Tornay or either one of them, each with full power of substitution, to vote the number of shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of shareholders to be held at the Company’s offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328, on September 26, 2007, at 11:00 a.m., Atlanta time (the “Annual Meeting”), or at any adjournments or postponements thereof, upon the proposal described in the Notice of 2007 Annual Meeting of Shareholders and Proxy Statement, both dated September 4, 2007, the receipt of which is acknowledged, in the manner specified below. The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the Annual Meeting, for the election of one or more persons to the Board of Directors if any of the nominees named herein becomes unable to serve or for good cause will not serve, on matters which the Board of Directors does not know a reasonable time before making the proxy solicitations will be presented at the Annual Meeting, or any other matters which may properly come before the Annual Meeting and any adjournments or postponements thereto.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted “FOR” election of the director nominees named in Proposal 1 and with discretionary authority on all other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

If you are voting by telephone or the Internet, please do not mail your proxy.